TECHNICAL REPORT SUMMARY FRAC SAND RESOURCES AND RESERVES UTICA MINE LaSalle County, Illinois Prepared For SMART SAND, INC. By John T. Boyd Company Mining and Geological Consultants Pittsburgh, Pennsylvania, USA Report No. 3555.022 JANUARY 2022

John T. Boyd Company Mining and Geological Consultants January 31, 2022 File: 3555.022 Mr. Lee Beckelman Chief Financial Officer Smart Sand, Inc. 1725 Hughes Landing Blvd, Suite 800 The Woodlands, TX 77380 Subject: Technical Report Summary Frac Sand Resources and Reserves Utica Mine LaSalle County, Illinois Dear Mr. Beckelman: This SK-1300-compliant technical report summary provides the results of John T. Boyd Company’s (BOYD) independent audit of the frac (proppant) sand resources and reserves for Smart Sand, Inc.’s (Smart Sand) Utica Mine as of December 31, 2021. We wish to acknowledge the cooperation of Smart Sand management and staff for providing the technical, financial, and legal information used in completing this project. Our findings are based on BOYD’s extensive experience in preparing frac sand resource and reserve estimates used in US Securities and Exchange Commission (SEC) filings, and our knowledge of frac sand mining in Wisconsin, Illinois, and throughout North America. Respectfully submitted, JOHN T. BOYD COMPANY By: John T. Boyd II President and CEO Q:\ENG_WP\3555.021 - SS S-K 1300\WP\RPT\Section II - Utica Reserves\Cover Letter.docx Chairman James W. Boyd President and CEO John T. Boyd II Managing Director and COO Ronald L. Lewis Vice Presidents Robert J. Farmer Matthew E. Robb John L. Weiss Michael F. Wick William P. Wolf Managing Director - Australia George Cumplido Managing Director - China Jisheng (Jason) Han Managing Director – South America Carlos F. Barrera Managing Director – Metals Gregory B. Sparks Pittsburgh 4000 Town Center Boulevard, Suite 300 Canonsburg, PA 15317 (724) 873-4400 (724) 873-4401 Fax jtboydp@jtboyd.com Denver (303) 293-8988 jtboydd@jtboyd.com Brisbane 61 7 3232-5000 jtboydau@jtboyd.com Beijing 86 10 6500-5854 jtboydcn@jtboyd.com Bogota +57-3115382113 jtboydcol@jtboyd.com www.jtboyd.com

JOHN T. BOYD COMPANY TABLE OF CONTENTS Page LETTER OF TRANSMITTAL TABLE OF CONTENTS GLOSSARY AND ABBREVIATIONS 1.0 EXECUTIVE SUMMARY ............................................................................ 1-1 1.1 Introduction ...................................................................................... 1-1 1.2 Property Description ........................................................................ 1-1 1.3 Geology ........................................................................................... 1-2 1.4 Exploration ....................................................................................... 1-2 1.5 Frac Sand Reserves and Quality ..................................................... 1-3 1.6 Operations ....................................................................................... 1-4 1.6.1 Mining .................................................................................. 1-4 1.6.2 Processing ........................................................................... 1-5 1.6.3 Infrastructure ........................................................................ 1-6 1.7 Financial Analysis ............................................................................ 1-6 1.7.1 Market Analysis .................................................................... 1-6 1.7.2 Historic Capital Expenditures, Operating Costs, and Pricing ................................................................................. 1-11 1.7.3 Projected Sales Revenue, Production Costs, and CAPEX 1-12 1.7.4 Economic Analysis .............................................................. 1-12 1.8 Regulation and Liabilities ............................................................... 1-13 1.9 Conclusions ................................................................................... 1-14 2.0 INTRODUCTION ......................................................................................... 2-1 2.1 Registrant and Purpose ................................................................... 2-1 2.2 Terms of Reference ......................................................................... 2-1 2.3 Expert Qualifications ........................................................................ 2-2 2.4 Principal Sources of Information ...................................................... 2-3 2.4.1 Site Visits ............................................................................. 2-3 2.4.2 Reliance on Information Provided by the Registrant ............ 2-4 2.5 Effective Date .................................................................................. 2-4 2.6 Units of Measure .............................................................................. 2-4 3.0 PROPERTY OVERVIEW ........................................................................... 3-1 3.1 Description and Location ................................................................. 3-1 3.2 History .............................................................................................. 3-1 3.3 Property Control ............................................................................... 3-1 3.3.1 Mineral Ownership ............................................................... 3-3 3.3.2 Surface Ownership .............................................................. 3-3

TABLE OF CONTENTS - Continued

			Page
	3.4	Adjacent Properties	3-3
	3.5	Regulation and Liabilities	3-3
	3.6	Accessibility, Local Resources, and Infrastructure	3-3
	3.7	Physiography	3-4
	3.8	Climate	3-5
4.0	GEOLOGY		4-1
	4.1	Regional Geology	4-1
	4.2	Local Stratigraphy	4-1
	4.3	Frac Sand Geology	4-3
5.0	EXPLORATION DATA		5-1
	5.1	Background	5-1
	5.2	Exploration Procedures	5-1
		5.2.1 Drilling and Sampling	5-1
		5.2.2 Frac Sand Quality Testing	5-2
		5.2.3 Other Exploration Methods	5-2
	5.3	Laboratory Testing Results	5-2
		5.3.1 Grain Size Distribution	5-3
		5.3.2 Grain Shape (Sphericity and Roundness)	5-3
		5.3.3 Crush Resistance	5-3
		5.3.4 Acid Solubility	5-3
		5.3.5 Turbidity	5-4
		5.3.6 Quality Summary	5-4
	5.4	Data Verification	5-5
6.0	FRAC SAND RESOURCES AND RESERVES		6-1
	6.1	Applicable Standards and Definitions	6-1
	6.2	Frac Sand Resources	6-2
		6.2.1 Methodology	6-2
		6.2.2 Classification	6-4
		6.2.3 Frac Sand Resource Estimate	6-4
		6.2.4 Validation	6-5
	6.3	Frac Sand Reserves	6-5
		6.3.1 Methodology	6-5
		6.3.2 Classification	6-6
		6.3.3 Frac Sand Reserve Estimate	6-6

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TABLE OF CONTENTS - Continued Page JOHN T. BOYD COMPANY 7.0 MINING OPERATIONS ............................................................................. 7-1 7.1 Mining Method ................................................................................. 7-1 7.2 Mine Schedule, Equipment, and Staffing ......................................... 7-2 7.3 Mine Production ............................................................................... 7-3 7.3.1 Historical Mine Production ................................................... 7-3 7.3.2 Forecasted Production ......................................................... 7-3 7.3.3 Expected Mine Life .............................................................. 7-4 7.3.4 Mining Risk ........................................................................... 7-4 8.0 PROCESSING OPERATIONS .................................................................. 8-1 8.1 Overview .......................................................................................... 8-1 8.1.1 Wet Plant ................................................................................. 8-1 8.1.2 Decant/Dry Plant ...................................................................... 8-2 8.2 Conclusion ........................................................................................ 8-2 9.0 MINE INFRASTRUCTURE ......................................................................... 9-1 10.0 MARKET ANALYSIS ............................................................................... 10-1 10.1 Permian Basin ................................................................................ 10-2 10.2 Appalachian Basin (Marcellus/Utica Play) and Niobrara Basin ...... 10-4 11.0 CAPITAL, REVENUES, AND OPERATING COSTS .............................. 11-1 11.1 Introduction .................................................................................... 11-1 11.2 Historical Capital Expenditures ...................................................... 11-1 11.3 Historical Revenues and Operating Costs ..................................... 11-1 11.3.1 Historical Sales .................................................................... 11-1 11.4 Projected Production, Sales, and Costs ......................................... 11-3 11.4.1 Production and Sales Projections ........................................ 11-3 11.4.2 Operating Cost Projections .................................................. 11-4 11.4.3 Projected Capital Expenditures ........................................... 11-5 12.0 ECONOMIC ANALYSIS .......................................................................... 12-1 12.1 Introduction .................................................................................... 12-1 12.2 Economic Analysis ......................................................................... 12-2 12.2.1 Cash Flow Analysis ............................................................. 12-2 12.2.2 Sensitivity Analyses ............................................................. 12-3 13.0 PERMITTING AND COMPLIANCE ........................................................ 13-1 13.1 Permitting ....................................................................................... 13-1 13.2 Compliance .................................................................................... 13-1 14.0 INTERPRETATION AND CONCLUSIONS ............................................ 14-1 14.1 Findings ......................................................................................... 14-1 14.2 Significant Risks and Uncertainties ............................................... 14-1

TABLE OF CONTENTS - Continued Page JOHN T. BOYD COMPANY List of Tables 1.1 Reserves as of December 31, 2021 ............................................................. 1-3 1.2 Utica Year 2018 ISO/API Test Results for the Four Sized Samples ............ 1-4 1.3 Historic ROM Production .............................................................................. 1-5 1.4 Forecasted ROM Production Tons ............................................................... 1-5 1.5 Historical Capital Expenditures................................................................... 1-11 1.6 Historical Sales Statistics ........................................................................... 1-11 1.7 Historical Cost of Production ...................................................................... 1-11 1.8 Utica Sales Projections .............................................................................. 1-12 1.9 Annual Dollars per Ton Sold Cash Cost Projections .................................. 1-12 1.10 Summary Cash Flow Statement ................................................................. 1-13 1.11 DCF-NPV ................................................................................................... 1-13 3.1 Climate Data for Utica Mine – LaSalle County, Wisconsin .......................... 3-5 5.1 Average Particle Size Distribution ............................................................... 5-3 5.2 Utica Year 2011 API/ISO Test Results by Product Size .............................. 5-4 5.3 Utica Year 2018 API/ISO Test Results for the Four Sized Samples ............ 5-4 6.1 Utica Property Drill Hole Spacing Parameters ............................................. 6-4 6.2 Mineable and Reserve Tons as of December 31, 2021 ............................... 6-6 6.3 Reserves as of December 31, 2021 ............................................................. 6-6 7.1 Historic ROM Production ............................................................................. 7-3 7.2 Forecasted ROM Production Tons .............................................................. 7-3 11.1 Historical Capital Expenditures .................................................................. 11-1 11.2 Historical Sales Statistics ........................................................................... 11-1 11.3 Historical Cost of Production ...................................................................... 11-2 11.4 Utica Production Projections ...................................................................... 11-3 11.5 Utica Sales Projections .............................................................................. 11-3 11.6 Annual Cash Cost Projections .................................................................... 11-4 11.7 Annual Dollars Per Ton Sold Cash Cost Projections .................................. 11-5 12.1 Summary Cash Flow Statement ................................................................ 12-2 12.2 DCF-NPV .................................................................................................. 12-3 12.3 Pre-Tax and After-Tax Cash Flow Analysis ................................................ 12-4 12.4 Sensitivity Analysis –Average Sales Prices ............................................... 12-3 12.5 Pre-Tax DCF-NPV at 10% ........................................................................ 12-5 12.6 Pre-Tax DCF-NPV at 12% ........................................................................ 12-5 12.7 Pre-Tax DCF-NPV at 15% ........................................................................ 12-5 12.8 After-Tax DCF-NPV at 10%........................................................................ 12-6 12.9 After-Tax DCF-NPV at 12%........................................................................ 12-6 12.10 After-Tax DCF-NPV at 15%........................................................................ 12-6

TABLE OF CONTENTS - Continued Page JOHN T. BOYD COMPANY List of Figures 1.1 Permian Basin HZ Permit Submissions vs. Rigs .......................................... 1-7 1.2 Permian Oil Production and Natural Gas Production ................................... 1-7 1.3 Permian Drilled but Uncompleted Wells ....................................................... 1-8 1.4 Appalachian Rig Count and Production per Rig .......................................... 1-9 1.5 Appalachian Gas Production ........................................................................ 1-9 1.6 Niobrara Oil and Gas Rig Count and Productivity ...................................... 1-10 1.7 Niobrara Oil and Gas Production................................................................ 1-10 3.1 General Location Map .................................................................................. 3-2 4.1 Bedrock Strategraphic Units in Wisconsin.................................................... 4-2 6.1 Relationship Between Frac Sand Resources and Frac Sand Reserves ..... 6-2 6.2 Topographic Map Showing Proven and Probable Reserves ........................ 6-7 7.1 Utica Quarry Pit Looking North .................................................................... 7-2 7.2 Utica Proposed Mine Plan ........................................................................... 7-4 8.1 Utica Wet Processing Plant .......................................................................... 8-1 8.2 Decant Shed and Dry Processing Plant ....................................................... 8-2 10.1 WTI Crude Oil CME Futures Price ............................................................. 10-1 10.2 Permian Basin HZ Permit Submissions vs. Rigs ........................................ 10-2 10.3 Permian Oil Production and Natural Gas Production ................................ 10-3 10.4 Permian Drilled but Uncompleted Wells ..................................................... 10-3 10.5 Appalachian Rig Count and Production per Rig ......................................... 10-4 10.6 Appalachian Gas Production ...................................................................... 10-5 10.7 Niobrara Oil and Gas Rig Count and Productivity ...................................... 10-5 10.8 Niobrara Oil and Gas Production................................................................ 10-6 11.1 Product Size as a Percentage of Total Tons Sold ..................................... 11-2 Q:\ENG_WP\3555.021 - SS S-K 1300\WP\RPT\Section II - Utica Reserves\TOC.doc

1 JOHN T. BOYD COMPANY GLOSSARY OF ABBREVIATIONS AND DEFINITIONS $ : US dollar(s) % : Percent or percentage Smart Sand : Smart Sand, Inc. API : American Petroleum Institute BOYD : John T. Boyd Company CapEx : Capital expenditures COGS : Cost of goods sold Constant Dollar : A monetary measure that is not influenced by inflation and used to compare time periods. Sometimes referred to as “real dollars”. CY : Cubic yards DCF : Discounted Cash Flow Discount Rate : A rate of return used to discount future cash flows based on the return investors expect to receive from their investment. DUC : Drilled but uncompleted gas or oil well. FOB : Free-on-Board Frac Sand : Frac sand is a naturally occurring, high silica content quartz sand, with grains that are generally well rounded and exhibit high compressive strength characteristics relative to other silica sand. It is utilized as a prop or “proppant” in unconventional shale frac well completions. Frac Sand Resource : Frac sand resource is a concentration or occurrence of sand material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as quality specifications, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled. Frac Sand Reserve : Frac sand reserve is an estimate of tonnage and grade or quality of mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a mineral

2 GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued JOHN T. BOYD COMPANY resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. IDNR : Illinois Department of Natural Resources Indicated Sand Resource : An Indicated Sand Resource is that part of a Sand Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing, and is sufficient to assume geological and grade or quality continuity between points of observation. An Indicated Sand Resource has a lower level of confidence than that applying to a Measured Sand Resource and may only be converted to a Probable Sand Reserve. IRR : Internal rate-of-return ISO : International Organization for Standardization lb : Pound LOM : Life-of-Mine Measured Sand Resource : A Measured Sand Resource is that part of a Sand Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit. Geological evidence is derived from detailed and reliable exploration, sampling, and testing and is sufficient to confirm geological and grade or quality continuity between points of observation. A Measured Sand Resource has a higher level of confidence than that applying to either an Indicated Sand Resource or an Inferred Sand Resource. It may be converted to a Proven Sand Reserve or to a Probable Sand Reserve. Mesh : A measurement of particle size often used in determining the size distribution of granular material. Mineral Reserve : See “Frac Sand Reserve” Mineral Resource : See “Frac Sand Resource” Modifying Factors : The factors that a qualified person must apply to indicated and measured sand resources and then evaluate to establish the economic viability of sand reserves. A qualified person must apply and evaluate modifying factors to convert measured and indicated resources to proven and probable reserves. These factors include,

3 GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued JOHN T. BOYD COMPANY but are not restricted to: mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. MSHA : Mine Safety and Health Administration. A division of the U.S. Department of Labor. msl : Mean sea level NOAA : National Oceanic and Atmospheric Administration NTU : Nephelometric turbidity units NPV : Net Present Value NWS : Northern White Sands Probable Sand Reserve : A Probable Sand Reserve is the economically mineable part of an Indicated and, in some circumstances, a Measured Sand Resource. The confidence in the Modifying Factors applying to a Probable Sand Reserve is lower than that applying to a Proven Sand Reserve. Proppant Sand : See “Frac Sand” Proven Sand Reserve : A Proven Mineral Reserve is the economically mineable part of a Measured Sand Resource. A Proven Sand Reserve implies a high degree of confidence in the Modifying Factors. PSI : Pounds per square inch ROM : Run-of-Mine. The as-mined including in-seam clay partings mined with the sand, and out-of-seam dilution. SEC : U.S. Securities and Exchange Commission S-K 1300 : Subpart 1300 and Item 601(b)(96) of the U.S. Securities and Exchange Commission’s Regulation S-K SG&A : Selling, General, and Administrative Surficial : Relating to the earth’s surface or the geology that is on the surface. Ton : Short Ton. A unit of weight equal to 2,000 pounds

4 GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued JOHN T. BOYD COMPANY tph : Tons per Hour WIP : Work-in-process WTI : West Texas Intermediate Q:\ENG_WP\3555.021 - SS S-K 1300\WP\RPT\Glossary.docx

1-1 JOHN T. BOYD COMPANY 1.0 EXECUTIVE SUMMARY 1.1 Introduction BOYD was retained by Smart Sand to complete an independent technical audit of mineral resource and mineral reserve estimates—hereafter referred to as frac sand resource and frac sand reserve estimates—for their active mining operation located in Utica, Illinois (the “Utica Mine”). This report summarizes the results of our audit and satisfies the requirements for Smart Sand’s disclosure of frac sand resources and reserves set forth in Subpart 1300 and Item 601(b)(96) of the SEC’s Regulation S-K (S-K 1300). This is the first technical report summary filed by Smart Sand for the Utica Mine. BOYD’s findings are based on our detailed examination of the supporting geologic, technical, and economic information obtained from: (1) Smart Sand provided files, (2) discussions with Smart Sand personnel, (3) records on file with regulatory agencies, (4) public sources, and (5) nonconfidential BOYD files. Our investigation was performed to obtain reasonable assurance that Smart Sand’s frac sand resource and reserve statements are free from material misstatement. This report provides results of an independent estimate of the frac sand resources and reserves underlying the Utica, Illinois property. The basis for these estimates is a volumetric geologic model estimating the reserves and resources compiled by BOYD in July 2020. Production information supplied by Smart Sand was utilized to adjust the reserve estimate to December 31, 2021. This chapter provides a summary of primary information contained within this technical report summary and is supported by remaining portions of this report including text, figures, and tables. Weights and measurements are expressed in US customary units. Unless noted, the effective date of the information, including estimates of frac sand reserves, is December 31, 2021. 1.2 Property Description Smart Sand’s Utica Mine is a surface mining operation located in LaSalle County, Illinois. Frac sand is extracted from the St. Peter Formation which is extensively mined for frac sand in the area. Smart Sand controls approximately 819 contiguous acres of property which is owned fee simple. The general location of this property (the “Utica Property”) is provided on Figure 3.1.

1-2 JOHN T. BOYD COMPANY Smart Sand acquired the Utica operation from Eagle Materials Incorporated (Eagle Materials) in 2020. The mine exploits the St. Peter sandstone formation which generally lies approximately 40 ft to 60 ft below the land surface in the area. 1.3 Geology The Utica Property’s target silica bearing formation is the St. Peter sandstone, which is a massive formation in areal extent and thickness. Aerially, it extends from Minnesota to Arkansas and from Illinois into Nebraska and South Dakota. On a regional basis, the St. Peter ranges in thickness from a few feet to over 700 ft, with a general thickness of 100 ft to 200 ft. In northern Illinois, the thickness can be over 300 ft thick. The surface of the Utica Property is overlain by overburden that ranges in thickness from 57 ft to 77 ft, with an average thickness of approximately 66 ft. The overburden material consists of clay, sandy gravel, peat, and limestone cap rock. Beneath the overburden material is the St. Peter sandstone formation. The St. Peter deposit on the Utica Property is flat lying with no evidence of faulting, and has been eroded to an average thickness of approximately 100 ft. The formation is a white to buff, with fine to medium grained ortho-quartzite. It contains rounded, clear polished sand quartz grains with minor secondary silica and clay cement. Care must be taken in defining the presence of erosion channels, which can replace the critical upper portion of the St. Peter sandstone formation locally. Grain size distribution drives the mine planning. Iron tends to be concentrated near the surface and is visible in orange staining. Iron also increases at the bottom sandstone contact, occurring mostly as pyrite. The deposit is coarser in its top half. Where the upper part of the formation is eroded, multiple mining faces must operate to ensure adequate sand is available to meet product specifications. 1.4 Exploration Based on information provided by Smart Sand to BOYD, we note that there were several exploration drilling programs performed on the Utica Property, the most recent of which was in 2017. Overall, there were 29 holes drilled on the property. However, BOYD utilized the results of only 14 exploration holes to develop the geologic model of the Utica deposit. The lithologic data obtained from the 14 holes, the results of the particle size distribution, and the results of the Stim-Lab analyses, were compiled into a database for input into

1-3

the BOYD geologic model, which was the principal source of information used to define the extent of the deposit on the property, the overburden volumes, the sand and waste volumes and tonnages, the corresponding sand product distribution based on particle size, and quality of the St. Peter sand underlying the Utica Property.

1.5 Frac Sand Reserves and Quality

This technical report summary provides an estimate of frac sand reserves for Smart Sand's Utica Mine in accordance with the requirements set forth in S-K 1300. These estimates were independently estimated by BOYD. This report, and previous reports, include a thorough geologic investigation of the property, appropriate modeling of the deposit, development of life-of-mine (LOM) plans, and consideration of the relevant processing, economic (including independent estimates of capital, revenue, and cost), marketing, legal, environmental, socio-economic, and regulatory factors.

Smart Sand's estimated surface mineable frac sand reserves for the Utica Property total 129 million saleable product tons, as of December 31, 2021.

Table 1.1 presents the estimated Reserve tons by product (size), that are anticipated to be produced at Smart Sand's Utica Property.

Table 1.1: Reserves as of December 31, 2021

Estimated Reserve Tons By Classification as of December 31, 2021				
Tons (000)	20/40-Mesh	40/70-Mesh	70/100-Mesh	Total
Proven	28,443	55,384	12,637	96,464
Probable	8,781	18,984	4,582	32,347
Total	37,224	74,368	17,219	128,811

The reported reserves include only frac sand which is reportedly owned as of December 31, 2021. It is BOYD's opinion that extraction of the reported frac sand reserves is technically achievable and economically viable after the consideration of potentially material modifying factors.

Projecting the historic sales volume of approximately 0.8 million tons per year, the operation has an expected LOM of approximately 161 years.

Composite samples collected during the drilling of the initial exploration holes were tested by Stim-Lab for API RP 19C/ISO 13503-2 proppant sand characteristics. Testing

JOHN T. BOYD COMPANY

1-4

was performed on the 20/40, 30/50, 40/70, and 70/140-mesh (100-mesh) product sizes. The test results are presented in Table 1.2.

Table 1.2: Utica Year 2018 API/ISO Test Results for the Four Sized Samples

NWS, LLC Year 2018 Sample - Average API/ISO Test Results By Product Size						
Test	Result 20/40-mesh	Result 30/50-mesh	API RP19C Recommended Specification	Result 40/70-mesh	Result 100-mesh*	API RP19C Recommended Specification
Sphericity	0.8	0.8	≥ 0.6	0.7	0.7	≥ 0.6
Roundness	0.7	0.7	≥ 0.6	0.6	0.6	≥ 0.6
Acid Solubility (%)	0.3	0.3	≤ 2.0	0.3	No Test	≤ 3.0
Turbidity (NTU)	9	12	≤ 250	7	No Test	≤ 250
K-Value (000 psi)	6	7	-	8	No Test	-
Clusters	None Observed	None Observed	NA	None Observed	None Observed	NA

* Note: Currently, 70/140-mesh proppant sand material does not have an API/ISO specification.

The test results suggest that the Utica Mine could produce frac sands which meet minimum API/ISO recommended testing characteristics. BOYD notes that the Utica operation has a prior history of selling various frac sand sized products to oil service companies prior to the Smart Sand acquisition in 2020.

1.6 Operations

1.6.1 Mining

The Utica Mine produces approximately 800,000 to 1 million tons of finished product per year. The quarry exploits the St. Peter sandstone formation which is extensively mined in the Ottawa-Utica, Illinois area. To produce 800,000 tons of frac sand product, approximately 1 million tons of ROM sand is uncovered, drilled, blasted, and then hauled to the slurry plant. Conventional excavators, front-end loaders, articulated haul trucks and dozers are used to strip the overburden and recover the sand. Initially, 50 ft to 75 ft of overburden is removed prior to exposing the approximately 90 ft thick sand formation.

Currently the mine pit operates two, 10-hour shifts, four days per week resulting in a 40-hour work week per shift. A 10-hour Friday shift is added if needed. Generally, there are seven employees on the day shift and five employees on the night shift.

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1-5 JOHN T. BOYD COMPANY The sand is mined, processed, and stored from one contiguous property. The product is trucked to the nearby Peru rail loadout. Production from the operation commenced in mid-2012. Recent historic run-of-mine (ROM) production and forecast ROM production are illustrated in Tables 1.3 and 1.4: Table 1.3 Historic ROM Production Year Finished Tons (000) 2019 n/a 2020* 722 2021 1,136 est * Acquired partial year Table 1.4: Forecasted ROM Production Tons Year 2022 Year 2023 Year 2024 Year 2025 Year 2026 ROM Production tons (000) 982 982 982 982 982 The average process yield is reported to be 81.5%; as such, 982,000 ROM tons are expected to produce approximately 800,000 tons of finished product. The LOM plan, contained in Chapter 7, assumes a steady-state sales volume in the 800,000 product tons per year range for approximately 150 years through year 2172. Future mine plan production, and hence the longevity of the mine, is directly related to energy market demand for proppant sand. Actual yearly production volumes may, and are likely to, fluctuate significantly based on this demand. 1.6.2 Processing The Utica plant commenced wash plant operations in 2014. Initially, the work-in-process (WIP) sand was railed to a dry process plant in Corpus Christi, Texas. In 2018, a 1.6 million tons per year dry process plant was constructed on-site and is currently utilized. The ROM sand material is hauled to an in-pit feed hopper where it is slurried and pumped to an enclosed wet process plant. Following removal of oversize and waste (< 140-mesh) material, the sand is pumped to a decant facility adjacent to the drying and screening plant. After decanting, the sand is reclaimed, dried, and screened into the various frac sand sizes. Finished product is stored in silos and trucked either to local industrial customers or to their Burlington Northern rail loadout in nearby Peru, Illinois. The wet plant employs typical screen/hydrosizer /cyclone classification and dewatering technology and also has an ultrafine circuit and thickener. The wet plant operates two, 10-hour shifts, four days per week. Concerning the decant shed/dry plant, a drag chain arrangement reclaims dryer sand from the top of the decant pile and conveys the sand

1-6 JOHN T. BOYD COMPANY to a 250 tons per hour (tph) natural gas fired dryer. Dry sand is then screened into predominantly 20/40-mesh, 30/50-mesh,40/70-mesh, and 70/140-mesh (100-mesh) finished products. The finished products are stored in four 2,000-ton truck loadout silos before being trucked to customers or the rail loadout. 1.6.3 Infrastructure The Utica Mine is serviced by three phase power that is routed along US highway 6, which runs north of the northern property line. The pipeline providing natural gas supply for the drying equipment is also routed along this corridor. Plant process water is supplied by water collected in the pit and ponds. Additionally, the wash process water is recycled after fines are removed via settling with a flocculent in a thickener and series of constructed ponds. On-site facilities include a scale house, office, shop, and a quality laboratory located in the dry process plant. The operation employs approximately 54 people and staffing varies based on production demand. 1.7 Financial Analysis 1.7.1 Market Analysis Although Smart Sand’s market area is essentially all of the energy basins in the United States and western Canada, we have selectively focused on the Permian, Appalachian, and Denver-Julesburg (DJ) as these are target markets for their frac sand. The Oakdale Mine has advantaged delivered cost to the western basins like the DJ as the Oakdale Mine directly loads onto the Canadian Pacific Railway, a very competitive option for westbound sand to the DJ. Oakdale also own a loadout near the mine which enables them to load directly on the Union Pacific Railway, the favored Permian basin rail. The Utica Mine has access to their nearby Burlington Northern rail loadout which greatly complements the Oakdale facility, especially when moving product to the Appalachian (Marcellus-Utica) basin. Therefore, a high-level overview of demand in these basins follows. Permit submissions for horizontal oil and gas wells in the Permian indicate a continuation of strong drilling ahead. According to InfillThinking, the number of permits

1-7 JOHN T. BOYD COMPANY filed per working rig this summer is tracking at multi-year highs as evidenced in Figure 1.1 below. Figure 1.1: Permian Basin HZ Permit Submissions vs. Rigs Over the previous 52 weeks, rig counts in the Permian are up approximately 111%. This has led to increased production for both crude oil and natural gas. For the same time period, crude oil (barrels per day) and natural gas production (thousand cubic feet per day) in the Permian are up 10% and 9%, respectively. As Figure 1.2 illustrates, Permian daily crude oil production is nearing its pre-pandemic impacted peak, while daily natural gas production in the Permian continues to make new records and now stands at 18.6 billion cubic feet per day. Figure 1.2: Permian Oil Production and Natural Gas Production - 1,000,000 2,000,000 3,000,000 4,000,000 5,000,000 6,000,000 Ja n- 19 Fe b- 19 M ar -1 9 Ap r- 19 M ay -1 9 Ju n- 19 Ju l-1 9 Au g- 19 Se p- 19 O ct -1 9 N ov -1 9 De c- 19 Ja n- 20 Fe b- 20 M ar -2 0 Ap r- 20 M ay -2 0 Ju n- 20 Ju l-2 0 Au g- 20 Se p- 20 O ct -2 0 N ov -2 0 De c- 20 Ja n- 21 Fe b- 21 M ar -2 1 Ap r- 21 M ay -2 1 Ju n- 21 Ju l-2 1 Au g- 21 Permian Oil Production (bbl/d) - 2,000,000 4,000,000 6,000,000 8,000,000 10,000,000 12,000,000 14,000,000 16,000,000 18,000,000 20,000,000 Ja n- 19 Fe b- 19 M ar -1 9 Ap r- 19 M ay -1 9 Ju n- 19 Ju l-1 9 Au g- 19 Se p- 19 O ct -1 9 N ov -1 9 De c- 19 Ja n- 20 Fe b- 20 M ar -2 0 Ap r- 20 M ay -2 0 Ju n- 20 Ju l-2 0 Au g- 20 Se p- 20 O ct -2 0 N ov -2 0 De c- 20 Ja n- 21 Fe b- 21 M ar -2 1 Ap r- 21 M ay -2 1 Ju n- 21 Ju l-2 1 Au g- 21 Permian Natural Gas Production (Mcf/d)

1-8 JOHN T. BOYD COMPANY According to U.S. Energy Information Administration Drilling Productivity Report, drilled but uncompleted wells (DUCs) in the Permian Basin have declined 43% since peaking in July 2020 (refer to Figure 1.3). These data dovetail with increased crude oil and natural gas production in the basin. Figure 1.3: Permian Drilled but Uncompleted Wells Although a majority of this large basin’s sand is sourced from local sand mines, Northern White, Oakdale quality sand remains an important product for many well applications. 1.7.1.1 Appalachian Basin (Marcellus/Utica Play) and Niobrara Basin Although smaller in size than the Permian energy fields, the Appalachian and Nioobrara (DJ) are substantial natural gas and oil plays in North America. Unlike the Permian, the Appalachian and Niobrara import the vast majority of the frac sand. Very few, notable in- basin sand operations exist. This creates an advantaged situation for the Oakdale and Utica mines as they are advantaged, transport wise to the basin and there are few substitutes for NWS. Following the energy downturn in 2019 and thern Covid shutdown in 2020, the basin wellfield activity appears to be rebounding. Horizontal rigs have stabilized over the past two years as can be seen from Figures 1.4 but gas production per rig is substantially higher. Energy companies are drilling longer laterals and optimizing each well pad - 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 Ja n- 19 Fe b- 19 M ar -1 9 Ap r- 19 M ay -1 9 Ju n- 19 Ju l-1 9 Au g- 19 Se p- 19 O ct -1 9 N ov -1 9 De c- 19 Ja n- 20 Fe b- 20 M ar -2 0 Ap r- 20 M ay -2 0 Ju n- 20 Ju l-2 0 Au g- 20 Se p- 20 O ct -2 0 N ov -2 0 De c- 20 Ja n- 21 Fe b- 21 M ar -2 1 Ap r- 21 M ay -2 1 Ju n- 21 Ju l-2 1 Au g- 21 Permian Drilled but Uncompleted Wells

1-9 JOHN T. BOYD COMPANY becoming more efficient from a cost perspective and overall natural gas production is stable as can be seen from Figure 1.5. Figure 1.4: Appalachian Rig Count and Production per Rig (Source: EIA) Figure 1.5: Appalachian Gas Production (Source: EIA)

1-10 JOHN T. BOYD COMPANY Similarly, the DJ basin has seen a rebound in rig count since the Covid shutdown. Both gas and oil rig counts have risen but productivity per well has decreased as can be seen in Figure 1.6. Figure 1.6: Niobrara Oil and Gas Rig Count and Productivity (Source: EIA) Overall gas and oil production remains relatively flat in the basin, but more wells are being drilled to maintain this capacity. Figure 1.7 illustrates the overall yearly gas and oil production in the basin. Figure 1.7: Niobrara Oil and Gas Production (Source: EIA) Having survived the challenging environment of 2019 and 2020, Smart Sand’s operations should continue to prove viable into the future notwithstanding a sustained and significant energy price collapse. Their low-cost mining scheme, advantaged transport to select basins, and high-quality product help to create an advantage compared with other NWS producers.

1-11

1.7.2 Historic Capital Expenditures, Operating Costs, and Pricing

The Utica operation's CapEx, and Historical Sales for the years 2020, and 2021 (September YTD), is presented in Tables 1.5 and 1.6 below.

Table 1.5: Historical Capital Expenditures

CapEx ($000)	
Year 2020*	-
Sep YTD 2021	257
Total**	257

*Utica acquired on September 18, 2020

**Utica operation only, excludes transload sites and other locatons/activities.

Table 1.6 : Historical Sales Statistics

	Year 2020*	SepYTD2021
Tons Sold (000)	106	564
Total Revenues ($000) (a)	2,256	11,553
Average Sales Price ($ per ton sold)	21.33	20.48

*Acquired in September 2020

Table 1.7 presents Utica's historical cash operating costs for the short year 2020, and September YTD 2021. Operating costs represent the costs incurred associated with the mining, ongoing reclamation, wet processing, dry processing, trucking to the off-site rail loadout, off-site rail loadout (Peru), and other related costs.

.

Table 1.7 : Historical Cost of Production

	$(000)		$ per ton sold	
Cash Operating Costs	Year 2020*	SepYTD2021	Year 2020*	SepYTD2021
Wages and benefits	566	3,391	5.35	6.15
Excavation	50	859	0.47	1.56
Utilities	134	1,061	1.26	1.93
Equipment	78	342	0.74	0.62
Maintenance	154	551	1.46	1.00
Peru Trucking	-	1,075	-	1.95
Real Estate taxes	-	415	-	0.75
Other Costs (a)	(2)	49	(0.02)	0.09
Total Cash Operating Costs	980	7,742	9.27	14.05

*Acquired in September 2020

Note Rounding Errors

JOHN T. BOYD COMPANY

1-12

1.7.3 Projected Sales Revenue, Production Costs, and Capex

Table 1.8 presents BOYD's sales projections for the period 2022 through 2026. The sales price forecast is constant dollar, by product, and is based on current quarter average prices. We opine that these are reasonable price projections.

Table 1.8: Utica Sales Projections

	Year 2022	Year 2023	Year 2024	Year 2025	Year 2026
Tons Sold (000)	800	800	800	800	800
40/70-Mesh and coarser	694	694	694	694	694
70/100-Mesh	106	106	106	106	106
Revenues ($000)	16,000	16,000	16,000	16,000	16,000
Product Pricing ($ per ton sold)					
Average Price for all products	20.00	20.00	20.00	20.00	20.00

Table 1.9 below, presents the above table's cost projections on a cost per ton sold basis for the years 2022 through 2026.

Table 1.9: Annual Dollars per Ton Sold Cash Cost Projections

	Summary Cash Cost of Goods Sold ($ per ton sold):				
Cash Operating Expense	Year 2022	Year 2023	Year 2024	Year 2025	Year 2026
Wages and benefits	6.00	6.00	6.00	6.00	6.00
Excavation	1.56	1.56	1.56	1.56	1.56
Utilities	1.93	1.93	1.93	1.93	1.93
Equipment	0.57	0.57	0.57	0.57	0.57
Maintenance	1.00	1.00	1.00	1.00	1.00
Peru Trucking	1.95	1.95	1.95	1.95	1.95
Real Estate taxes	0.75	0.75	0.75	0.75	0.75
Other Costs	0.09	0.09	0.09	0.09	0.09
Subtotal Cash Operating Expense	13.85	13.85	13.85	13.85	13.85
SG&A	1.42	1.42	1.42	1.42	1.42
Final Reclamation Escrow	0.07	0.07	0.07	0.07	0.07
Total Cash Cost of Goods Sold	15.34	15.34	15.34	15.34	15.34

Smart Sand provided BOYD with the annual sustaining CapEx estimate of $1 million, which includes maintenance of production equipment as well as other items for the operation.

1.7.4 Economic Analysis

BOYD prepared an economic analysis, as of January 1, 2022, for the Utica Operation using the production, sales, and financial projections presented in this report. Our analysis confirms that the operation generates positive cash flows (based on a 12% discount rate), on a pre-tax and after-tax basis, that supports the statement of frac sand

JOHN T. BOYD COMPANY

1-13 JOHN T. BOYD COMPANY reserves herein. Table 1.10 below presents the pre-tax and after-tax cash flow projections based on the proposed LOM production schedule, revenue, cost of goods sold, CapEx and other estimates discussed above for the Utica operation. Summary Cash Flow Statement ($ 000) 2022 2032 2042 2052 2062 2072 2082 2092 2102 2112 2122 to 2031 to 2041 to 2051 to 2061 to 2071 to 2081 to 2091 to 2101 to 2111 to 2121 to 2182 Total Total Tons Sold (000) 8,000 8,000 8,000 8,000 8,000 8,000 8,000 8,000 8,000 8,000 48,811 128,811 Revenues 160,000 160,000 160,000 160,000 160,000 160,000 160,000 160,000 160,000 160,000 976,220 2,576,220 COGS 122,696 122,856 123,016 123,176 123,336 123,496 123,656 123,816 123,976 124,136 767,135 2,001,295 CapEx 10,000 10,000 10,000 10,000 10,000 10,000 10,000 10,000 10,000 10,000 61,014 161,014 Net Pre-Tax Cash Flow 27,304 27,144 26,984 26,824 26,664 26,504 26,344 26,184 26,024 25,864 148,071 413,911 Federal and State Income Taxes 2,856 7,681 7,636 7,591 7,546 7,501 7,455 7,410 7,365 7,320 40,631 110,992 After-Tax Net Cash Flow 24,448 19,463 19,348 19,233 19,118 19,003 18,889 18,774 18,659 18,544 107,441 302,920 Table 1.10: Summary Cash Flow Statement Discounted Cash Flow-Net Present Values (DCF-NPV) on a pre-tax and after-tax basis, using discount rates of 10%, 12%, and 15%, were calculated utilizing the cash flows above. The DCF-NPV values used mid-year discounting and all cash flows were on a constant dollar basis. The pre-tax DCF-NPV ranges from approximately $19.5 million to $28.5 million. The after-tax DCF-NPV ranges from approximately $16.8 million to $23.8 million. Table 1.11 summarizes the results of the pre-tax and after-tax DCF-NPV analyses: DCF-NPV ($ 000) 10% 12% 15% Pre-Tax 28,531 24,013 19,483 After-Tax 23,797 20,347 16,824 Table 1.11: DCF-NPV The NPV estimate was made for purposes of confirming the economic viability of the reported frac sand reserves and not for purposes of valuing the Utica Mine or its assets. Internal rate-of-return (IRR) and project payback were not calculated, as there was no initial investment considered in the financial model. 1.8 Regulation and Liabilities The Utica Mine’s operations are predominantly regulated by LaSalle County, Illinois and the State of Illinois concerning reclamation of the site. Air emissions are regulated by the Illinois Environmental Protection Agency.

1-14 JOHN T. BOYD COMPANY Based on our review of information provided by Smart Sand and available public information, it is BOYD’s opinion that the Utica Mine’s record of compliance with applicable mining, water quality, and environmental regulations is generally typical for that of the industry. BOYD is not aware of any regulatory violation or compliance issue which would materially impact the frac sand reserve estimate. 1.9 Conclusions It is BOYD’s overall conclusion that Smart Sand’s Utica Mine frac sand reserves, as reported herein: (1) were prepared in conformance with accepted industry standards and practices, and (2) are reasonably and appropriately supported by technical evaluations, which consider all relevant modifying factors. We do not believe there is other relevant data or information material to the Utica Property that would render this technical report summary misleading. Our conclusions represent only informed professional judgment. The ability of Smart Sand, or any mine operator, to recover all of the reported frac sand reserves is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include mining and geologic conditions, the capabilities of management and employees, the securing of required approvals and permits in a timely manner, future sand prices, etc. Unforeseen changes in regulations could also impact performance. Opinions presented in this report apply to the site conditions and features as they existed at the time of BOYD’s investigations and those reasonably foreseeable. Q:\ENG_WP\3555.021 - SS S-K 1300\WP\RPT\Section II - Utica Reserves\CH-1 - Executive Summary.docx

2-1 JOHN T. BOYD COMPANY 2.0 INTRODUCTION 2.1 Registrant and Purpose This technical report summary was prepared for Smart Sand in support of their disclosure of frac sand reserves for the Utica Mine in accordance with S-K 1300 Regulations. Smart Sand is a publicly traded corporation listed on the NASDAQ (SND) with headquarters in The Woodlands, Texas. Smart Sand purchased the Utica Mine in September 2020 from Eagle Materials. The company, since inception, has expanded their footprint with operations and property in Wisconsin and Illinois. Smart Sand also operates several rail transloads and offers “last mile” solutions with their SmartSystem™ wellsite silo division. Smart Sand’s website is found at www.smartsand.com. 2.2 Terms of Reference Smart Sand retained BOYD to prepare an SEC-compliant technical report summary to support their disclosure of frac sand reserves following S-K 1300 requirements. Our objective was to incorporate the results of the existing technical report along with additional information that we reviewed into a compliant technical report summary. The results of our review, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in Subpart 1300 and Item 601(b)(96) of the SEC’s Regulation S-K. The purpose of this report is threefold: (1) to summarize available information for the subject mining property, (2) to provide the conclusions of our technical audit, and (3) to provide a statement of frac sand resources and reserves for the Utica Mine. This is the first technical report summary filed by Smart Sand for the Utica Mine. BOYD’s findings are based on our detailed examination of the supporting geologic, technical, and economic information provided by Smart Sand in formulating the estimates of frac sand resources and reserves disclosed in this report. We independently estimated the frac sand resources and reserves from first principles based on third-party exploration information provided to BOYD. This estimate is contained in BOYD Report 3555.019 issued in February 2021 shortly after the operation was acquired from Eagle Materials.

2-2 JOHN T. BOYD COMPANY We used standard engineering and geoscience methods, or a combination of methods, that we considered to be appropriate and necessary to establish the conclusions set forth herein. As in all aspects of mining property evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment. The ability of Smart Sand, or any mine operator, to recover all of the estimated frac sand reserves presented in this report is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include mining and geologic conditions, the capabilities of management and employees, the securing of required approvals and permits in a timely manner, future sand prices, etc. Unforeseen changes in regulations could also impact performance. Opinions presented in this report apply to the site conditions and features as they existed at the time of BOYD’s investigations and those reasonably foreseeable. This report is intended for use by Smart Sand subject to the terms and conditions of its engagement agreement with BOYD. The agreement permits Smart Sand to file this report as a technical report summary with the SEC pursuant to Subpart 1300 and Item 601(b)(96) of Regulation S-K. Except for the purposes legislated under US securities law, any other uses of or reliance on this report by any third party is at that party’s sole risk. The responsibility for this disclosure remains with Smart Sand. The user of this document should ensure that this is the most recent disclosure of frac sand resources and reserves for the Utica Mine as it is no longer valid if more recent estimates have been issued. 2.3 Expert Qualifications BOYD is an independent consulting firm specializing in mining-related engineering and financial consulting services. Since 1943, BOYD has completed over 4,000 projects in the United States and more than 90 other countries. Our full-time staff comprises mining experts in: civil, environmental, geotechnical, and mining engineering; geology; mineral economics; and market analysis. Our extensive experience in frac sand resources/reserve estimation and our knowledge of the subject property, provides BOYD an informed basis on which to opine on the frac sand reserves available at the Utica Mine. An overview of BOYD can be found on our website at www.jtboyd.com. The individuals primarily responsible for this audit and the preparation of this report are by virtue of their education, experience, and professional association considered qualified persons as defined in Subpart 1300 of Regulation S-K.

2-3 JOHN T. BOYD COMPANY Neither BOYD nor its staff employed in the preparation of this report have any beneficial interest in Smart Sand, and are not insiders, associates, or affiliates of Smart Sand. The results of our resource/reserve estimate and subsequent audit were not dependent upon any prior agreements concerning the conclusions to be reached, nor were there any undisclosed understandings concerning any future business dealings between Smart Sand and BOYD. This report was prepared in return for fees based upon agreed commercial rates, and the payment for our services was not contingent upon our opinions regarding the project or approval of our work by Smart Sand and its representatives. 2.4 Principal Sources of Information Information used in this assignment was obtained from: (1) Smart Sand files, (2) discussions with Smart Sand personnel, (3) records on file with regulatory agencies, (4) public sources, and (5) nonconfidential BOYD files. The basis for this report is BOYD Report 3555.019 issued in February 2021. This resource and reserve estimate compiled by BOYD was used in conjunction with plant production records to adjust the resources and reserves to year end 2021. Additional information was provided by Smart Sand including: • Financial forecasting models. • Historical information, including: - Production reports and reconciliation statements. - Financial statements. - Product sales and pricing. The data and work papers used in the preparation of this report are on file in our offices. 2.4.1 Site Visits A personal inspection of the Utica operation was made by two of BOYD’s senior geology and mining staff—both qualified persons and co-authors of this report—on October 27, 2021. The site visit included: (1) observation of the active mining operations, (2) a tour of the mine site’s surface infrastructure, and (3) a detailed discussion of the mine plan. BOYD’s representatives were accompanied by Smart Sand management who openly and cooperatively answered questions regarding, but not limited to: site geology, mining conditions and operations, equipment usage, labor relations, operating and capital costs, current and proposed processing operations, and frac sand marketing.

2-4 JOHN T. BOYD COMPANY 2.4.2 Reliance on Information Provided by the Registrant In the preparation of this report we have relied, without independent verification, upon information furnished by Smart Sand with respect to: property interests; exploration results; current and historical production from such properties; current and historical costs of operation and production; and agreements relating to current and future operations and sale of production. BOYD exercised due care in reviewing the information provided by Smart Sand within the scope of our expertise and experience (which is in technical and financial mining issues) and concluded the data are valid and appropriate considering the status of the subject property and the purpose for which this report was prepared. BOYD is not qualified to provide findings of a legal or accounting nature. We have no reason to believe that any material facts have been withheld, or that further analysis may reveal additional material information. However, the accuracy of the results and conclusions of this report are reliant on the accuracy of the information provided by Smart Sand. While we are not responsible for any material omissions in the information provided for use in this report, we do not disclaim responsibility for the disclosure of information contained herein which is within the realm of our expertise. 2.5 Effective Date The frac sand reserves presented in this technical report summary are effective as of December 31, 2021. The report effective date is December 31, 2021. 2.6 Units of Measure The US customary measurement system has been used throughout this report. Tons are dry short tons of 2,000 pounds-mass. Unless otherwise stated, all currency is expressed in constant 2020 US Dollars ($). q:\eng_wp\3555.021 - ss s-k 1300\wp\rpt\section ii - utica reserves\ch-2 - introduction.docx

3-1 JOHN T. BOYD COMPANY 3.0 PROPERTY OVERVIEW 3.1 Description and Location Smart Sand’s Utica surface frac sand mining operation is located on a contiguous block of acres controlled by Smart Sand, in LaSalle County, Illinois, and is approximately 6 miles west of the city of Ottawa. Utica’s off-site rail loadout is in Peru, Illinois approximately 7 miles west of the mining operation. Geographically, the Utica frac sand processing plant is located at approximately 41°20'51.18"N latitude and 88°57'25.85"W longitude. Figure 3.1 illustrates the location and general layout of the Utica Property and Mine. 3.2 History Smart Sand purchased the Utica frac sand operation from Eagle Materials in September 2020. The acquisition included the purchase of the mineral reserves and associated mining and processing facilities. Eagle Materials originally purchased the Utica greenfield property in 2012 and 2013, with mining and wet processing operations commencing in 2014. The Utica operation has mined premium NWS for use in the oil/gas industry. NWS has been extensively mined, via surface mining operations, in the north central area of the United States (predominantly mined in Minnesota, Wisconsin, and Illinois, with lesser amounts mined in Arkansas and Iowa). The primary sources of NWS are from the Saint Peter, Jordan, Wonewoc, and Mt. Simon formations, which are found in an area ranging from south central Minnesota into Wisconsin. Utica’s Mine Safety and Health Administration (MSHA) identification number (1103253) was assigned in 2012. 3.3 Property Control The Utica Property comprises approximately 819 acres owned in fee by Smart Sand. Ownership information provided by Smart Sand has been accepted as being true and accurate for the purpose of this report.

3-3 JOHN T. BOYD COMPANY 3.3.1 Mineral Ownership Smart Sand owns 100% of the mineral rights to the entire subject property. The current estimated area suitable for resource extraction is approximately 642 acres, or 78% of the total mining property, after observing setbacks, right of ways, processing areas, and other non-mining acreage. 3.3.2 Surface Ownership Smart Sand owns 100% of the surface rights to the entire subject property. 3.4 Adjacent Properties Most of the Illinois frac sand mining activity occurs in LaSalle County, with another operation in nearby Ogle County. Smart Sand’s Utica operation is in LaSalle County. The mining activity in these two counties is in the St. Peter Formation and is for the purpose of producing frac sand. All existing frac sand mining operations in LaSalle County are located either northeast/east or northwest/west of the Utica Mine. 3.5 Regulation and Liabilities Mining and related activities for the Utica operation are regulated by two Federal agencies, three State of Illinois agencies, and two Local agencies. 3.6 Accessibility, Local Resources, and Infrastructure Smart Sand’s Utica Mine is located near a number of small cities in north-central Illinois. Ottawa has a population of about 18,000, while LaSalle County has over 108,000, based on 2019 population estimates. There are nine counties adjacent to LaSalle County, specifically, Lee, DeKalb, Kendall, Grundy, Livingston, Woodford, Marshall, Putnam and Bureau counties. General access to the Utica Mine is via a well-developed network of primary and secondary roads serviced by state and local governments. These roads offer direct access to the mine and processing facilities and are open year-round. Primary vehicular access to the property is via US Highway 6, with nearby access to Interstate 80 and Interstate 39. The Utica operation has an off-site rail loadout facility in nearby Peru, Illinois, approximately 7 miles from the site, with access to the BNSF rail network. Utica’s frac

3-4 JOHN T. BOYD COMPANY sand product is railed to the various energy basins via the BNSF or other connecting rail carriers. The Utica operation has access to major airports as there are: • Five International airports within a 90-mile radius of the site. • One Regional airport within an 80-mile radius of the site. • One Local airport in Peru, Illinois. Sources of three phase electrical power, natural gas, and other miscellaneous materials are readily available. Water supplied to the operation is via various sources such as, on-site wells, on-site ponds, and public water. 3.7 Physiography The Utica Property in LaSalle County is in the Bloomington Ridged Plain of the Central Lowland Province, and within the Fox Valley and Illinois River Valley regions in north Illinois. As stated in the Soil Survey of LaSalle County, Illinois, a USDA-NRCS publication1, “The Bloomington Ridged Plain consists mainly of till of Wisconsinan age. It is characterized by low, broad morainic ridges with intervening wide stretches of relatively flat or gently undulating ground moraines2. The moraines form a series of curves roughly concentric with the outer boundary of the county.” “Most of La Salle County is drained by the Illinois River and its tributaries, the Fox, Vermilion, and Little Vermilion Rivers. The Illinois River flows into the Mississippi River, which empties into the Gulf of Mexico.”3 The Illinois River is about 2.5 miles south of the mining property. Starved Rock State Park is about 3 miles southwest of the mining property along the southern bank of the Illinois River. The surface of the Utica Property is overlain by overburden that ranges in thickness from 57 ft to 77 ft, with an average thickness of approximately 66 ft. The overburden material consists of clay, sandy gravel, peat, and limestone cap rock. Beneath the overburden material is the St. Peter sandstone formation, one of the primary sources of NWS. Care 1 Soil Survey of LaSalle County, Illinois, USDA-NRCS, pages 3 to 4. 2 Soil Survey of LaSalle County, Illinois, USDA-NRCS, pages 416: Moraine: In terms of glacial geology, a mound, ridge, or other topographically distinct accumulation of unsorted, unstratified drift, predominantly till, deposited primarily by the direct action of glacial ice in a variety of landforms. Also, a general term for a landform composed mainly of till (except for kame moraines, which are composed mainly of stratified outwash) that has been deposited by a glacier. Some types of moraines are disintegration, end, ground, kame, lateral, recessional, and terminal. 3 Soil Survey of LaSalle County, Illinois, USDA-NRCS, page 4.

3-5

must be taken in defining the presence of erosion channels, which can replace the critical upper portion of the St. Peter sandstone formation locally.

3.8 Climate

For the Utica operation, average monthly high temperatures range from 31ºF to 85ºF, with June, July, and August being the hottest months. Average monthly low temperatures range from 14ºF to 64ºF, with the months of November, December, January, February, and March exhibiting average lows at or below freezing (32ºF).

Average annual rainfall is 36 in. with approximately 82 days of rain. Average annual snowfall is about 25 in. with approximately 13 days of snowfall.

Table 3.1 provides National Oceanic and Atmospheric Administration (NOAA) monthly average climate data for LaSalle County, Illinois.

Table 3.1: Climate Data for Utica Mine – LaSalle County, Wisconsin

Climate Data for Utica Mine LaSalle County (City of Ottawa), Illinois													
Averages	Units	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
High Temp	ºF	31	36	49	63	74	82	85	84	78	66	50	36
Low Temp	ºF	14	19	29	40	51	60	64	63	55	43	32	21
Rainfall	inches	1.6	1.5	2.6	3.4	4.2	4.3	3.6	4.0	3.3	2.8	2.7	2.1
	days	6	5	7	9	9	8	7	7	6	6	6	6
Snowfall	inches	8.4	6.0	3.1	0.7	0.0	0.0	0.0	0.0	0.0	0.0	0.8	5.9
	days	5	3	1	0	0	0	0	0	0	0	0	3

Source: National Oceanic and Atmospheric Administration

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JOHN T. BOYD COMPANY

4-1 JOHN T. BOYD COMPANY 4.0 GEOLOGY 4.1 Regional Geology NWS are generally located in the north-central portion of the United States (predominantly in Minnesota, Wisconsin, and Illinois, with lesser amounts in Arkansas and Iowa). NWS is found in poorly cemented Cambrian and Ordovician sandstones and in unconsolidated alluvial deposits locally derived from these sandstones. The Saint Peter, Jordan, Wonewoc, and Mount Simon Formations, located in south-central Minnesota into Wisconsin, are the primary sources of NWS. Figure 4.1, on the following page, presents the various stratigraphic rock units in Wisconsin, which are similar to the rock units encountered in Illinois. The Utica Property’s target silica bearing formation is the St. Peter Sandstone, which is a massive formation in areal extent and thickness. Areally, it extends from Minnesota to Arkansas and from Illinois into Nebraska and South Dakota. On a regional basis, the St. Peter ranges in thickness from a few feet to over 700 ft, with a general thickness of 100 ft to 200 ft. In northern Illinois, the thickness can be over 300 ft thick. Sand comprising the St. Peter Formation was originally deposited in clear shallow water near the shore of a Paleozoic Sea. The St. Peter sandstone can be generally described as well sorted, well rounded, fine to medium size frosted grains of exceptionally pure quartz sands free from clay, carbonates, and heavy minerals that are friable or weakly cemented. As such, the sand is valued in the marketplace for its high silica content and is extensively quarried for silica sand. The St. Peter sandstone is one of the major aquifers in Illinois. On a regional basis the properties of the formation exhibit grain size that is generally uniform and normally grades from medium to medium-coarse in the upper section, to medium to fine-grained in the lower section. As a rule, the lower portion of the formation is fine-grained with iron, alumina, and carbonate contamination increasing with depth. The St. Peter Formation is of Ordovician age (early middle). It is the lower formation of the Anceli Group and overlies the Shakopee Dolomite. 4.2 Local Stratigraphy The surface of the Utica property is overlain by overburden that ranges in thickness from 57 ft to 77 ft, with an average thickness of approximately 66 ft. The overburden

4-3 JOHN T. BOYD COMPANY material consists of clay, sandy gravel, peat, and limestone cap rock. Beneath the overburden material is the St. Peter sandstone formation. The St. Peter deposit on the Utica Property is flat lying with no evidence of faulting, and has been eroded to an average thickness of approximately 100 ft. The formation is a white to buff, with fine to medium grained ortho-quartzite. It contains rounded, clear polished sand quartz grains with minor secondary silica and clay cement. Care must be taken in defining the presence of erosion channels, which can replace the critical upper portion of the St. Peter sandstone formation locally. Grain size distribution drives the mine planning. Iron tends to be concentrated near the surface and is visible in orange staining. Iron also increases at the bottom sandstone contact, occurring mostly as pyrite. The deposit is coarser in its top half. Where the upper part of the formation is eroded, multiple mining faces must operate to ensure adequate sand is available to meet product specifications. 4.3 Frac Sand Geology Frac sand is a naturally occurring, high silica content quartz sand, with grains that are generally well-rounded. The main difference between frac sand and other sands is that frac sand grains are relatively pure in composition, consisting almost entirely of quartz; other sands have numerous impurities that may be cemented to the quartz grains. The pure quartz composition of frac sand grains, along with being well-rounded and spherical in shape, gives these sands the characteristics (crush strength, high acid solubility, low turbidity) that are branded as premium sands by the drilling service industry. The NWS-St. Peter sands are generally characterized by a high silica content, high roundness and sphericity, white color, and lack of deleterious material. Because of their monocrystalline structure, these sands have superior grain strength when compared to other silica sands and are suitable for pressure applications generally up to the 9,000-pounds per square inch (psi) range. NWS is not classified as an in-basin frac sand. In-basin frac sands, such as those found in west Texas, are a relatively new extension of the frac sand mining industry. The first in-basin frac sand deposits mined (late-2017) in the United States were in the Permian Basin of Texas. Permian basin oil and gas exploration and production companies noted favorable results from locally sourced sands, and as such, nearly every other energy basin has gone through a period of exploration to locate suitable local sources of frac sands. Many E&Ps shifted their approach from requiring only premium branded frac

4-4 JOHN T. BOYD COMPANY sands, such as NWS, to using higher quantities of locally sourced and lower-priced frac sands, with positive results. q:\eng_wp\3555.021 - ss s-k 1300\wp\rpt\section ii - utica reserves\ch-4 - geology.docx

5-1 JOHN T. BOYD COMPANY 5.0 EXPLORATION DATA 5.1 Background As previously mentioned, Smart Sand acquired the Utica Property in September 2020 from Eagle Materials. BOYD, in February 2021, prepared a Resource and Reserve Estimate for the Utica Proppant Sand Property as of the date of acquisition, which utilized available exploration information provided to us by Smart Sand. 5.2 Exploration Procedures 5.2.1 Drilling and Sampling Based on information provided by Smart Sand to BOYD, we note that there were several exploration drilling programs performed on the Utica Property, the most recent of which was in 2017. There were 29 holes drilled on the property. However, BOYD utilized the results of only 14 exploration holes to develop the geologic model of the Utica deposit, specifically SL-1 to SL-11 (11 holes), DI-5 (1 hole), EG-3 (1 hole), and LD-3 (1 hole), as they were the only holes with sieve size, overburden and sand thickness data. Also, the sand core in each hole was tested in 10-ft increments for particle size distribution. Smart Sand provided BOYD with the results of two sets of sand samples (Year 2011 and Year 2018) sent to Stim-Lab in Duncan, Oklahoma, for ISO/API analysis. Refer to Section 5.2.2 for further information. The lithologic data obtained from the 14 holes, the results of the particle size distribution, and the results of the Stim-Lab analyses, were compiled into a database for input into the BOYD geologic model, which was the principal source of information used to define the extent of the deposit on the property, the overburden volumes, the sand and waste volumes and tonnages, the corresponding sand product distribution based on particle size, and quality of the St. Peter sand underlying the Utica Property. BOYD notes we were not involved with any exploration activities associated with the information presented above and were not provided information pertaining to the drilling and sampling methodologies utilized in the various exploration campaigns at the Utica Property. Other than the 14 exploration hole data provided by Smart Sand, we were not provided information regarding the equipment utilized, and the sampling, logging, and field work performed pertaining to the exploration work on the Utica property by the prior owners of the property. BOYD notes that we cannot opine on whether those methodologies and procedures used to obtain the exploration data were carefully and

5-2 JOHN T. BOYD COMPANY professionally collected, prepared, and documented in conformance with generally accepted industry standards. We can confirm that the Stim-Lab results were professionally prepared and documented in conformance with generally accepted industry standards. BOYD opines that although limited, the data provided were sufficient for the purposes of evaluating and estimating frac sand resources and reserves on the Utica Property. 5.2.2 Frac Sand Quality Testing Stim-Lab performed sieve analyses on two sets of sized-samples pertaining to the Utica Property. In addition, they performed the API RP 19C/ISO 13503-2 proppant sand characteristic tests for sphericity and roundness, acid solubility, crush resistance, and turbidity. These specific sized samples are the following: • Three sand samples labelled Illinois Cement 20/40, Illinois Cement 40/70, and Illinois Cement 70/140 submitted by Eagle Materials on August 3, 2011. • Four sand samples labelled NWS 20/40, NWS 30/50, NWS 40/70, and NWS 100M submitted by Northern White Sand, LLC on August 3, 2018. When the samples were received by Stim-Lab, they performed a sieve analysis on each frac sand product sized sample and tested each product sized sample per API RP 19C/ISO 13503-2 standards. Results from the various testing performed on the Year 2011 and Year 2018 sized sand samples pertaining to the Utica Property is presented in Section 5.3. 5.2.3 Other Exploration Methods No other methods of exploration (such as airborne or ground geophysical surveys) are reported for the Utica Property. 5.3 Laboratory Testing Results The relatively uniform nature of the St. Peter sand formation underlying the Utica Property, combined with the results of independent laboratory testing (Stim-Lab) indicated that the Utica Property could produce a suite of 20/100-mesh frac sand products that meet customer specifications for frac sand use.

5-3

5.3.1 Grain Size Distribution

Smart Sand provided BOYD the grain size distribution data, from the 14 holes selected.

A table, summarizing the 14 holes average grain size distribution of the in situ sand deposit, based on sieve results, is shown in Table 5.1.

Table 5.1: Average Particle Size Distribution

Approximate In-Place Product Distribution						
% Retained By Mesh Size					% Product	
>20	20/40	40/70	70/100	<100	20/40	40/100
1.0	22.2	49.0	12.4	15.4	26.6	73.4

The preceding table highlights the relative size mix of the sand found within the Utica Property, indicating approximately 84% of the sand particles are concentrated between the "passing 20-mesh" and "retained 100-mesh" size fraction. Moreover, of the 20/100-mesh sand faction, approximately 73% of the marketable product consists of the finer 40/100-mesh sands.

5.3.2 Grain Shape (Sphericity and Roundness)

Grain shape was analyzed according to ISO 13503-2/API RP19C, Section 7. Under this standard, recommended sphericity and roundness values for proppants are 0.6 or greater, and 0.7 or greater for high strength proppants. As part of the grain shape analysis, the presence of grain clusters (weakly cemented grain aggregates) and their approximate proportion were not observed in the seven sized samples.

5.3.3 Crush Resistance

Crush resistance is a key test that determines the amount of pressure a sand grain can withstand under laboratory conditions for a two-minute duration. The sample was analyzed according to ISO 13503-2/API RP19C, Section 11. Under this standard, the highest stress level (psi) in which the proppant produces no more than 10% crushed fine material is rounded down to the nearest 1,000 psi and reported as the "K-value" of the material.

5.3.4 Acid Solubility

Acid solubility was analyzed according to ISO 13503-2/API RP19C, Section 8. Under this standard, 5 grams of sand is treated with 100 milliliters of 12:3 hydrochloric acid to hydrofluoric acid at 150°F for 30 minutes. The recommended maximum acid solubility for proppants in the 6/12 through 30/50-mesh size range is 2.0%, and for proppants in the 40/70-mesh and finer size range is 3.0%.

JOHN T. BOYD COMPANY

5-4

5.3.5 Turbidity

Turbidity was analyzed according to ISO 13503-2/API RP19C, Section 9. Under this standard, the suggested maximum frac sand turbidity should be equal to or less than 250 nephelometric turbidity units (NTU).

5.3.6 Quality Summary

The three sized samples, 20/40, 40/70, and 70/140-mesh product sizes, provided to Stim-Lab in August 2011 were tested for API RP 19C/ISO 13503-2 proppant sand characteristics. The test results are presented in Table 5.2.

Table 5.2: Utica Year 2011 API/ISO Test Results for the Three Sized Samples

	EM Year 2011 - Average API/ISO Test Results By Product Size				
Test	Result 20/40-mesh	API RP19C Recommended Specification	Result 40/70-mesh	Result 70/140-mesh*	API RP19C Recommended Specification
Sphericity	0.7	≥ 0.6	0.6	0.6	≥ 0.6
Roundness	0.7	≥ 0.6	0.6	0.6	≥ 0.6
Acid Solubility (%)	0.6	≤ 2.0	0.9	1.2	≤ 3.0
Turbidity (NTU)	44	≤ 250	35	35	≤ 250
K-Value (000 psi)	6	NA	7	9	NA
Clusters	None Observed	NA	None Observed	None Observed	NA

* Note: Currently, 70/140-mesh proppant sand material does not have an API/ISO specification.

The four sized samples, 20/40, 30/50, 40/70, and 100-mesh product sizes, provided to Stim-Lab in August 2018 were tested by for API RP 19C/ISO 13503-2 proppant sand characteristics. The test results are presented in Table 5.3.

Table 5.3: Utica Year 2018 API/ISO Test Results for the Four Sized Samples

	NWS, LLC Year 2018 Sample - Average API/ISO Test Results By Product Size					
Test	Result 20/40-mesh	Result 30/50-mesh	API RP19C Recommended Specification	Result 40/70-mesh	Result 100-mesh*	API RP19C Recommended Specification
Sphericity	0.8	0.8	≥ 0.6	0.7	0.7	≥ 0.6
Roundness	0.7	0.7	≥ 0.6	0.6	0.6	≥ 0.6
Acid Solubility (%)	0.3	0.3	≤ 2.0	0.3	No Test	≤ 3.0
Turbidity (NTU)	9	12	≤ 250	7	No Test	≤ 250
K-Value (000 psi)	6	7	-	8	No Test	-
Clusters	None Observed	None Observed	NA	None Observed	None Observed	NA

* Note: Currently, 70/140-mesh proppant sand material does not have an API/ISO specification.

The seven sized samples tested suggest that the Utica Mine could produce frac sands which meet minimum API/ISO recommended testing characteristics. BOYD notes that the Utica operation has a prior history of selling various frac sand sized products to oil

JOHN T. BOYD COMPANY

5-5 JOHN T. BOYD COMPANY service companies (Eagle Materials1 preacquisition by Smart Sand) and by Smart Sand thereafter. 5.4 Data Verification The December 31, 2021, reserve estimate for the Utica Property is based on historic drill hole data previously provided to BOYD by Smart Sand in the preparation of our prior reserve estimate. It is customary in preparing proppant sand resource and reserve estimates to accept basic drilling and quality testing data as provided by the client, subject to the reported results being judged representative and reasonable. As we have judged the drilling and quality data representative and reasonable, we opine that they are still representative and reasonable for use in the December 31, 2021, resource and reserve estimate. q:\eng_wp\3555.021 - ss s-k 1300\wp\rpt\section ii - utica reserves\ch-5 - exploration.docx 1 2020EM 2020 Annual Report and Form 10-K March 31, 2020, page 19.

6-1 JOHN T. BOYD COMPANY 6.0 FRAC SAND RESOURCES AND RESERVES 6.1 Applicable Standards and Definitions Unless otherwise stated, frac sand resource and frac sand reserve estimates disclosed herein are completed in accordance with the standards and definitions provided by S-K 1300. It should be noted that BOYD considers the terms “mineral” and “frac sand” to be generally interchangeable within the relevant sections of S-K 1300. Estimates of any mineral resources and reserves are always subject to a degree of uncertainty. The level of confidence that can be applied to a particular estimate is a function of, among other things: the amount, quality, and completeness of exploration data; the geological complexity of the deposit; and economic, legal, social, and environmental factors associated with mining the resource/reserve. By assignment, BOYD used the definitions provided in S-K 1300 to describe the degree of uncertainty associated with the estimates reported herein. The definition of mineral (frac sand) resource provided by S-K 1300 is: Mineral resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled. Estimates of frac sand resources are subdivided to reflect different levels of geological confidence into measured (highest geologic assurance), indicated, and inferred (lowest geologic assurance) The definition of mineral (frac sand) reserve provided by S-K 1300 is: Mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

6-2 JOHN T. BOYD COMPANY Estimates of frac sand reserves are subdivided to reflect geologic confidence, and potential uncertainties in the modifying factors, into proven (highest assurance) and probable. Figure 6.1 shows the relationship between frac sand resources and frac sand reserves. Figure 6.1: Relationship Between Frac Sand Resources and Frac Sand Reserves In this report, the term “frac sand reserves” represent the tonnage of frac sand products that meets customer specifications and will be available for sale after processing of the ROM sand. 6.2 Frac Sand Resources 6.2.1 Methodology BOYD had previously estimated the in-place frac sand resources on the property as of the date of acquisition by Smart Sand in September 2020. Incorporating our prior work, which is discussed below, BOYD independently prepared estimates of in-place frac sand resources for the Utica Property, as of December 31, 2021, by performing the following tasks: 1. Available product size distribution data and laboratory testing results, provided by Smart Sand, were compiled into a database for use in modeling the quality and quantity of the mineable sand underlying the Utica Property. The geologic database

6-3 JOHN T. BOYD COMPANY utilized 14 of 29 holes, those with complete information including, sieve size, overburden, and sand thickness data. The geologic data was imported into Carlson Software, a geologic modeling and mine planning software suite that is widely used and accepted by the mining industry. 2. A geologic model of the deposit was created in Carlson Software using industry-standard grid modeling methods well-suited for simple stratigraphic deposits, and for estimating overburden and sand volumes and associated product distribution. The geologic model delineates the top and bottom of the mineable sand horizon and the distribution of the product size fractions across the deposit. The top and bottom of the mineable frac sand interval were established as follows: a. Aerial mapping as of July 20, 2020, in conjunction with drilling data, was used as the basis for estimating overburden and sand volumes and associated product distribution in the Carlson geologic modeling program. It was reported to BOYD that no mining was undertaken on the property between July 20, 2020, the date of aerial photography, and September 18, 2020, the date of the acquisition. Accordingly, no adjustments were made for depletion for this period. b. As there is overburden material across the property, which ranges in thickness from 57 ft to 77 ft, the top of the mineable sand interval was defined as the base of the overburden material above the St. Peter sandstone unit. c. The bottom of the mineable sand interval was based primarily on a target mineable thickness of 90 ft. However, drill holes that exhibited higher concentrations of fine materials near their bottoms also defined what depths mining may be terminated. 3. After reviewing the continuity and variability of the deposit, suitable resources classification criteria were developed and applied as per the discussion in Section 6.2.2. 4. BOYD defined the mineable resources within the property as the area defined by management which included a mine plan. A viewshed was incorporated, which involved leaving an earthen berm constructed mainly of overburden and topsoil around the property in order to maintain a shielded view of the future mine from local roadways. Areas on the property that were excluded from being considered mineable were those that had fines and stormwater ponds, or processing facilities constructed, as well as areas directly underlying property boundary viewshed areas. Estimation of the in-place resources assumes mining operations using standard surface excavation equipment, which is widely utilized for mining of similar deposit types. As such, the estimates were subject to the following setbacks and slope requirements: a. 100 ft offset inside of the entire property boundary line. b. A final pit highwall slope of 80 degrees was applied from the top of the pit to the bottom of the mineable sandstone interval. c. The final pit floor was estimated to be at an elevation of between approximately 440 ft mean sea level (msl) and 460 ft msl.

6-4 JOHN T. BOYD COMPANY 5. In-place volumes for each of the proposed mining blocks were calculated from the geologic model within Carlson Software. An in-place sandstone dry density of 127 pounds per cubic foot was used to convert the in-place sand volumes to short tons. 6. BOYD utilized provided production data, from the date of acquisition in September 2020 by Smart Sand, to reconcile the estimate from date of volumetric estimate to December 31, 2021. 6.2.2 Classification Geologic assuredness is established by the availability of both structural (thickness and elevation) and quality (size fraction) information for the deposit. Resource classification is generally based on the concentration or spacing of exploration data which can be used to demonstrate the geologic continuity of the deposit. When material variations in thickness, depth, and/or sand quality occur between drill holes, the allowable spacing distance between drill holes is reduced. The following drill hole spacing criteria were established by the Qualified Person after review of the available exploration data and geologic models and used to classify the frac sand resources of the Utica Property: Resource Spacing Requirement (ft) Classification (Nominal Maximum) Measured 1,500 (750 ft radius) Indicated 3,000 (1,500 ft radius) Table 6.1: Utica Property Drill Hole Spacing Parameters The Qualified Person has determined that nearly all of the estimated frac sand resources within the Utica Property are classified as either Measured or Indicated. BOYD is of the opinion that there is a low degree of uncertainty associated with each of the resource classifications. 6.2.3 Frac Sand Resource Estimate There are no reportable frac sand resources excluding those converted to frac sand reserves for the Utica Mine. Quantities of frac sand controlled by Smart Sand within the defined boundaries of the Utica Property which are not reported as frac sand reserves are not considered to have potential economic viability; as such, they are not reportable as frac sand resources. As a note, BOYD did not include the sand material located below the depths of the planned pit floor (between approximately 440 ft and 460 ft msl) in the resource estimate. There is the potential for some areas of this formation to be mineable to greater depths than used to define resources herein. The lower lying sandstone could potentially be

6-5 JOHN T. BOYD COMPANY evaluated for resource and reserve consideration in the future, provided additional exploration was conducted and subsequent mine planning was completed to determine the ability to extract the lower lying sand material safely and economically. 6.2.4 Validation BOYD independently estimated in-place frac sand resources for the Utica Mine based on the provided drilling, sampling, and testing data obtained from Smart Sand. Utilizing industry-standard grid modeling techniques we have estimated volumes of frac sand indicated by such data. Based on our review of the information provided by Smart Sand, we are of the opinion that the data provided are reasonable and appropriate. Furthermore, it is our opinion that the estimation methods employed are both appropriate and reasonable for the deposit type and proposed extraction methods. 6.3 Frac Sand Reserves 6.3.1 Methodology Estimates of frac sand reserves for the Utica Mine were derived contemporaneously with estimates of frac sand resources. To derive an estimate of saleable product tons (proven and probable frac sand reserves), the following modifying factors were applied to the in-place measured and indicated frac sand resources underlying the respective mine plan areas: • A 95% mining recovery factor, which assumes that 5% of the mineable (in-place) frac sand resource will not be recovered for various reasons. Applying this recovery factor to the in-place resource results in the estimated ROM sand tonnage that will be delivered to the wet process plant. • An overall 81% processing recovery. This recovery factor accounts for losses in the wet and dry plants. This recovery factor accounts for removal of out-sized (i.e., larger than 20-mesh and smaller than 100-mesh) sand and losses in the wet and dry processing plants due to minor inefficiencies. The overall product yield (after mining and processing losses) for the Utica Mine is estimated at 77%. That is, for every 100 tons of in-place frac sand resources mined, approximately 77 tons will be recovered and sold as product. At the request of Smart Sand, BOYD utilized actual/estimated production data, provided by Smart Sand, from the date of acquisition in September 2020 through December 31, 2021, to reconcile the estimate from the date of volumetric estimate to December 31, 2021.

6-6

As previously noted, there are no reportable frac sand resource tons. However, Table 6.2 provides insight into the frac sand in-place resources tons that would be eventually mined and converted into frac sand product tons for the Utica Mine. The frac sand product tons are equivalent to the total reserve tons as of December 31, 2021, for the Utica Mine.

Table 6.2: Mineable and Reserve Tons as of December 31, 2021

Utica Property In-Place, ROM and Product Tons			
Tons (000)	In-Place [(a)]	ROM [(b)]	Product [(c)]
Measured	124,087	117,883	96,464
Indicated	42,379	40,260	32,347
Total	166,466	158,143	128,811

a: In-place tons calculated using an in situ dry density of 127 pcf.
b: Run-of-Mine tons calculated using a 94.8% mining recovery.
c: Product tons calculated using 77% processing recoveries.

6.3.2 Classification

Proven and probable frac sand reserves are derived from measured and indicated frac sand resources, respectively, in accordance with S-K 1300. BOYD is satisfied that the frac sand reserve classification reflects the outcome of technical and economic studies. Figure 6.2 illustrates the reserve classification of the Utica Property frac sand deposit.

6.3.3 Frac Sand Reserve Estimate

Smart Sand's estimated surface mineable frac sand reserves for the Utica Property total 128.8 million saleable product tons, as of December 31, 2021.

The following table presents the estimated Reserve tons by product (size) owned in fee, which are anticipated to be produced at Smart Sand's Utica Property.

Table 6.3: Reserves as of December 31, 2021

Estimated Reserve Tons By Classification as of December 31, 2021				
Tons (000)	20/40-Mesh	40/70-Mesh	70/100-Mesh	Total
Proven	28,443	55,384	12,637	96,464
Probable	8,781	18,984	4,582	32,347
Total	37,224	74,368	17,219	128,811

Of the total frac sand reserves for the Utica Mine as of December 31, 2021, it is our conclusion that approximately 75% of the stated reserves can be classified on the proven reliability category (the highest level of assurance) with the reminder classified as probable.

JOHN T. BOYD COMPANY

6-8 JOHN T. BOYD COMPANY The estimated product distribution of the frac sand reserves is based on available laboratory gradation test data provided by Smart Sand. Grain size distribution and overall yields may vary based on the depth and location at which mining occurs. The Utica Property, and other frac sand operations in the area, have a well-established history of mining and selling frac sand products into the various energy basin fields. BOYD has assessed that sufficient studies have been undertaken to enable the frac sand resources to be converted to frac sand reserves based on current and proposed operating methods and practices. Changes in the factors and assumptions employed in these studies may materially affect the frac sand reserve estimate. The extent to which the frac sand reserves may be affected by any known geological, operational, environmental, permitting, legal, title, variation, socio-economic, marketing, political, or other relevant issues has been reviewed as warranted. It is the opinion of BOYD that Smart Sand has appropriately mitigated, or has the operational acumen to mitigate, the risks associated with these factors. BOYD is not aware of any additional risks that could materially affect the development of the frac sand reserves. Based on our independent estimate and operations review, we have a high degree of confidence that the estimates shown in this report accurately represent the available frac sand reserves controlled by Smart Sand, as of December 31, 2021. q:\eng_wp\3555.021 - ss s-k 1300\wp\rpt\section ii - utica reserves\ch-6 - mineral resources and reserves.docx

7-1 JOHN T. BOYD COMPANY 7.0 MINING OPERATIONS 7.1 Mining Method The Utica Mine produces approximately 800,000 to 1 million tons of finished product per year. The quarry exploits the St. Peter sandstone formation which is extensively mined in the Ottawa-Utica, Illinois area. To produce 800,000 tons of frac sand product, approximately 1 million tons of ROM sand is uncovered, drilled, blasted, and then hauled to the slurry plant. Conventional excavators, front-end loaders, articulated haul trucks and dozers are used to strip the overburden and recover the sand. Initially, 50 ft to 75 ft of overburden is removed prior to exposing the approximately 90 ft thick sand formation. The majority of the overburden is excavatable with the exception of thin caprock above the sand which requires drill and blast. Approximately 60,000 tons per month of overburden is stripped, mainly on the day shift, and hauled and dumped into the mined-out area of the pit. Approximately one 90-ft high bench of sandstone is blasted per month. The drilling and blasting is contracted to a third party. A continuous 90 ft shot (no decking) on a 20 ft x 20 ft pattern is generally utilized. The night shift predominantly loads and hauls the sand to the dump hopper. Approximately 6,000 to 9,000 tons of ROM sand is generally hauled per 10-hour shift.

7-2 JOHN T. BOYD COMPANY Figure 7.1 below illustrates the stripping bench and the sand bench from the rim of the pit. The operation has numerous dewatering pumps to maintain the working pit. The mine plan in Section 7.3.3 illustrates the yearly advancement of the pit. Figure 7.1: Utica Quarry Pit looking North 7.2 Mine Schedule, Equipment, and Staffing Currently the mine pit operates two, 10-hour shifts, four days per week resulting in a 40-hour work week per shift. A 10-hour Friday shift is added if needed. Generally, there are seven employees on the day shift and five employees on the night shift. Stripping is generally completed during the day shift and sand is hauled to the wet plant at night. Day shift primary equipment consists of: • Four 40T articulated haul trucks. • Three Various size front-end loaders. • One Deere 870 excavator. • One Grade • One Dozer.

7-3 JOHN T. BOYD COMPANY In addition, there are numerous support vehicles (maintenance trucks, skid steers, water truck, etc.) to complement the fleet. The mine, plants and loadout operate year around. The entire complex employs approximately 54 employees. 7.3 Mine Production 7.3.1 Historical Mine Production Utica predominantly produces 20/40-mesh, 30/50-mesh, 40/70-mesh and 70/140-mesh (100-mesh) frac sand products for sale to destinations served by predominantly the Burlington Northern Railway. The majority of the finished product is railed to the final destination after trucked and loaded onto rail at their nearby Peru, Illinois loadout facility. The sand is mined, processed, stored, and shipped from one contiguous property. Production from the operation commenced in mid-2012. Recent historic ROM production is as follows: Table 7.1: Historic ROM Production Year Finished Tons (000) 2019 n/a 2020* 722 2021 1,136 est * Acquired partial year 7.3.2 Forecasted Production Forecasted ROM sand production is estimated as follows: Table 7.2: Forecasted ROM Production Tons Year 2022 Year 2023 Year 2024 Year 2025 Year 2026 ROM Production tons (000) 982 982 982 982 982 The average process yield is reported to be 81.5%; as such, 982,000 ROM tons are expected to produce approximately 800,000 tons of finished product.

7-4 JOHN T. BOYD COMPANY 7.3.3 Expected Mine Life As of December 31, 2021, reserves for the Utica Mine are estimated at 129 million saleable tons. Projecting an average yearly sales volume of 800,000 tons per year, the operation has a LOM of approximately 161 years. Figure 7.2: Utica Proposed Mine Plan The illustration above depicts the proposed LOM plan for the Utica Mine. The LOM plan assumes a steady-state sales volume in the 800,000 product tons per year range for approximately 150 years through year 2172. Future mine plan production, and hence the longevity of the mine, is directly related to energy market demand for proppant sand. Actual yearly production volumes may, and are likely to, fluctuate significantly based on this demand. 7.3.4 Mining Risk Surface mines face two primary types of operational risks. The first category of risk includes those daily variations in physical mining conditions, mechanical failures, and

7-5 JOHN T. BOYD COMPANY operational activities that can temporarily disrupt production activities. Several examples are as follows: • Water accumulations/soft floor conditions. • Process water shortages. • Power curtailments. • Variations in grain size consistency. • Encountering excessive clay and other waste material. • Failures or breakdowns of operating equipment and supporting infrastructure. • Weather disruptions (power outages, dust storms, excessive heat etc.). The above conditions/circumstances can adversely affect production on any given day, but are not regarded as “risk issues” relative to the long-term operation of a mining entity. Instead, these are considered “nuisance items” that, while undesirable, are encountered on a periodic basis at many mining operations. BOYD does not regard the issues listed above as being material to the Utica Mine operations or otherwise compromising its forecasted performance. The second type of risk is categorized as “event risk.” Items in this category are rare but include significant occurrences that are confined to an individual mine, and ultimately have a pronounced impact on production activities and corresponding financial outcomes. Examples of event risks are major fires or explosions, floods, or unforeseen geological anomalies that disrupt extensive areas of proposed or operating mine workings and require alterations of mining plans. Such an event can result in the cessation of production activities for an undefined but extended period (measured in months, and perhaps years) and/or result in the sterilization of frac sand reserves. This type of risk is minimal in a relatively simple surface sand mining operation. q:\eng_wp\3555.021 - ss s-k 1300\wp\rpt\section ii - utica reserves\ch-7 - mining operations.docx

8-1 JOHN T. BOYD COMPANY 8.0 PROCESSING OPERATIONS 8.1 Overview The Utica plant area commenced wash plant operations in 2014. Initially, the work in process sand was railed to a dry process plant in Corpus Christi, Texas. In 2018, a 1.6 million tons per year dry process plant was constructed on site and is currently utilized. The ROM sand material is hauled to an in-pit feed hopper where it is slurried and pumped to an enclosed wet process plant. 8.1.1 Wet Plant Figure 8.1 below shows the enclosed wet plant where the material between 20-mesh and 140-mesh is classified and pumped onward to the dry process plant at the northeast end of the property. The waste < 140-mesh sand and oversize is hauled back into a mined out area of the pit. The wet plant employs typical screen/hydrosizer /cyclone classification and dewatering technology and also has an ultrafine circuit and thickener. The wet plant operates two, 10-hour shifts, four days per week. This schedule fluctuates based on product demand. The nominal capacity of the plant is approximately 450 tph of ROM sand. Figure 8.1: Utica Wet Processing Plant

8-2 JOHN T. BOYD COMPANY 8.1.2 Decant/Dry Plant The slurried WIP (20/140-mesh) material is pumped to an enclosed decant shed for dewatering prior to entering the dryer. A drag chain arrangement reclaims dryer sand from the top of the decant pile and conveys the sand to a 250 tph natural gas fired dryer. Dry sand is then screened into predominantly 20/40-mesh, 30/50-mesh,40/70-mesh, and 70/140-mesh (100-mesh) finished products. The finished products are stored in four 2,000-ton truck loadout silos. All product leaves the plant via truck. Several industrial customers truck the sand directly to their plants. The majority of the product is trucked to a nearby Peru, Illinois rail loadout servicing the Burlington Northern Railway. The dry plant operates 20 hours per day, four to five days per week. Approximately 54 people work at the Utica Facility. Figure 8.2: Decant Shed and Dry Processing Plant 8.2 Conclusion Based on our review of the Utica Mine, it is BOYD’s opinion that the processing methods and existing equipment at the plant will be sufficient for the planned production of frac sand. q:\eng_wp\3555.021 - ss s-k 1300\wp\rpt\section ii - utica reserves\ch-8 - processing operations.docx

9-1 JOHN T. BOYD COMPANY 9.0 MINE INFRASTRUCTURE The Utica Mine is serviced by three phase power that is routed along US highway 6, which runs north of the northern property line. The pipeline providing natural gas supply for the drying equipment is also routed along this corridor. Plant process water is supplied by water collected in the pit and ponds. Additionally, the wash process water is recycled after fines are removed via settling with a flocculent in a thickener and series of constructed ponds. As the mine progresses, silt ponds are constructed in mined-out areas. Wastewater from offices and other buildings are collected via a municipal sewer line. Potable water is provided by public water supply. On-site facilities include a scale house, office, shop, and a quality laboratory located in the dry process plant. The operation employs approximately 54 people and staffing varies based on production demand. The surface facilities currently located at the mine are well constructed and have the necessary capacity/capabilities to support the Utica Mine’s near-term operating plans. Operational preference may lead to the upgrading of some existing facilities if the operation expands in the future. q:\eng_wp\3555.021 - ss s-k 1300\wp\rpt\section ii - utica reserves\ch-9 - infrastructure.docx

10-1 JOHN T. BOYD COMPANY 10.0 MARKET ANALYSIS The frac sand market is driven by unconventional horizontal drilling in the oil and gas industry. In the late 1990s, rapid advances in horizontal drilling and hydraulic fracturing (fracking) in North America ushered in large-scale commercial oil and gas production. This fracking technique has been increasingly successful and modified over time to extract oil and gas held in dense layers of shale rocks, whose low permeability had previously prevented the flow of hydrocarbons. Hydraulic fracturing uses a mixture of water, chemicals, and proppant (natural sand or man-made sand-like substances) to fracture shale rock and release hydrocarbons such as oil, natural gas and natural gas liquids. The proppant acts to keep the fractures open (prop) while the pressurized fluids flow back up the well piping. Wells have become more productive with the addition of horizontal drilling capabilities, longer lateral lengths, and multi-stage fracks. North America’s shale oil industry’s growing competitiveness gained through continuous technology improvement and falling production costs have had major implications on the global energy market. Oilfield service companies, including frac sand producers, made significant cuts in 2020 to survive lower commodity prices because of the COVID-19 pandemic. Figure 10.1 illustrates the CME Group’s West Texas Intermediate (WTI) Crude Oil Annual Average Futures Price. We estimate breakeven pricing for unconventional oil wells in the Permian to be in the $30 to $40 per barrel range, with some areas in the mid $20s per barrel. 2021 WTI futures pricing showed a strong recovery following the 2020 COVID-19 impact. $30.00 $35.00 $40.00 $45.00 $50.00 $55.00 $60.00 $65.00 $70.00 $75.00 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 WTI Crude Oil CME Futures Price ($/bbl) Figure 10.1: WTI Crude Oil CME Futures Price

10-2

Although Smart Sand's market area is essentially all of the energy basins in the United States and western Canada, we have selectively focused on the Permian, Appalachian, and Denver-Joulesberg (DJ) as these are target markets for their frac sand. The Oakdale Mine has advantaged delivered cost to the western basins like the DJ as the Oakdale Mine directly loads onto the Canadian Pacific Railway, a very competitive option for westbound sand to the DJ. Oakdale also owns a loadout near the mine which enables them to load directly on the Union Pacific Railway, the favored Permian basin rail. The Utica Mine has access to their nearby Burlington Northern rail loadout which greatly complements the Oakdale facility, especially when moving product to the Appalachian (Marcellus-Utica) basin. Therefore, a high-level overview of demand in these basins follows.

10.1 Permian Basin

Permit submissions for horizontal oil and gas wells in the Permian indicate a continuation of strong drilling ahead. According to InfillThinking, the number of permits filed per working rig this summer is tracking at multi-year highs as evidenced in Figure 10.2 below.


Permian Basin HZ Permit Submissions Vs. Rigs
HZ O or G New Well Permit Submitted
Permian Horizontal Rig Count
Permits
Rigs
0
100
200
300
400
500
600
700
800
0
50
100
150
200
250
300
350
400
450
500
Jan-14
Apr-14
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Apr-15
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Jan-16
Apr-16
Jul-16
Oct-16
Jan-17
Apr-17
Jul-17
Oct-17
Jan-18
Apr-18
Jul-18
Oct-18
Jan-19
Apr-19
Jul-19
Oct-19
Jan-20
Apr-20
Jul-20
Oct-20
Jan-21
Apr-21
Jul-21
Source: Baker Hughes, TX RRC, InfillThinking.com

Figure 10.2: Permian Basin HZ Permit Submissions vs. Rigs

JOHN T. BOYD COMPANY

10-3 JOHN T. BOYD COMPANY Over the previous 52 weeks, rig counts in the Permian are up approximately 111%. This has led to increased production for both crude oil and natural gas. For the same time period, crude oil (barrels per day) and natural gas production (thousand cubic feet per day) in the Permian are up 10% and 9%, respectively. As Figure 10.3 illustrates, Permian daily crude oil production is nearing its pre-pandemic impacted peak, while daily natural gas production in the Permian continues to make new records and now stands at 18.6 billion cubic feet per day. Figure 10.3: Permian Oil Production and Natural Gas Production According to U.S. Energy Information Administration Drilling Productivity Report, drilled but uncompleted wells (DUCs) in the Permian Basin have declined 43% since peaking in July 2020 (refer to Figure 10.4). These data dovetail with increased crude oil and natural gas production in the basin. Figure 10.4: Permian Drilled but Uncompleted Wells - 1,000,000 2,000,000 3,000,000 4,000,000 5,000,000 6,000,000 Ja n- 19 Fe b- 19 M ar -1 9 Ap r- 19 M ay -1 9 Ju n- 19 Ju l-1 9 Au g- 19 Se p- 19 O ct -1 9 N ov -1 9 De c- 19 Ja n- 20 Fe b- 20 M ar -2 0 Ap r- 20 M ay -2 0 Ju n- 20 Ju l-2 0 Au g- 20 Se p- 20 O ct -2 0 N ov -2 0 De c- 20 Ja n- 21 Fe b- 21 M ar -2 1 Ap r- 21 M ay -2 1 Ju n- 21 Ju l-2 1 Au g- 21 Permian Oil Production (bbl/d) - 2,000,000 4,000,000 6,000,000 8,000,000 10,000,000 12,000,000 14,000,000 16,000,000 18,000,000 20,000,000 Ja n- 19 Fe b- 19 M ar -1 9 Ap r- 19 M ay -1 9 Ju n- 19 Ju l-1 9 Au g- 19 Se p- 19 O ct -1 9 N ov -1 9 De c- 19 Ja n- 20 Fe b- 20 M ar -2 0 Ap r- 20 M ay -2 0 Ju n- 20 Ju l-2 0 Au g- 20 Se p- 20 O ct -2 0 N ov -2 0 De c- 20 Ja n- 21 Fe b- 21 M ar -2 1 Ap r- 21 M ay -2 1 Ju n- 21 Ju l-2 1 Au g- 21 Permian Natural Gas Production (Mcf/d) - 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 Ja n- 19 Fe b- 19 M ar -1 9 Ap r- 19 M ay -1 9 Ju n- 19 Ju l-1 9 Au g- 19 Se p- 19 O ct -1 9 N ov -1 9 De c- 19 Ja n- 20 Fe b- 20 M ar -2 0 Ap r- 20 M ay -2 0 Ju n- 20 Ju l-2 0 Au g- 20 Se p- 20 O ct -2 0 N ov -2 0 De c- 20 Ja n- 21 Fe b- 21 M ar -2 1 Ap r- 21 M ay -2 1 Ju n- 21 Ju l-2 1 Au g- 21 Permian Drilled but Uncompleted Wells

10-4 JOHN T. BOYD COMPANY Although a majority of this large basin’s sand is sourced from local sand mines, Northern White, Oakdale quality sand remains an important product for many well applications. 10.2 Appalachian Basin (Marcellus/Utica Play) and Niobrara Basin Although smaller in size than the Permian energy fields, the Appalachian and Nioobrara (DJ) are substantial natural gas and oil plays in North America. Unlike the Permian, the Appalachian and Niobrara import the vast majority of the frac sand. Very few notable in-basin sand operations exist. This creates an advantaged situation for the Oakdale and Utica mines as they are advantaged, transport wise to the basin and there are few substitutes for NWS. Following the energy downturn in 2019 and then Covid shutdown in 2020, the basin wellfield activity appears to be rebounding. Horizontal rigs have stabilized over the past two years as can be seen on Figure 10.5, but gas production per rig is substantially higher. Energy companies are drilling longer laterals and optimizing each well pad becoming more efficient from a cost perspective and overall natural gas production is stable as can be seen from Figure 10.6. Figure 10.5: Appalachian Rig Count and Production per Rig (Source: EIA)

10-5 JOHN T. BOYD COMPANY Figure 10.6: Appalachian Gas Production (Source: EIA) Similarly, the DJ basin has seen a rebound in rig count since the Covid shutdown. Both gas and oil rig counts have risen but productivity per well has decreased as can be seen in Figure 10.7. Figure 10.7: Niobrara Oil and Gas Rig Count and Productivity (Source: EIA)

10-6

Overall gas and oil production remains relatively flat in the basin, but more wells are being drilled to maintain this capacity. Figure 10.8 illustrates the overall yearly gas and oil production in the basin.


Niobrara Region
Oil production
thousand barrels/day
Oil 0
thousand barrels/day
month over month
1,000
800
600
400
200
0
2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022
Niobrara Region
Natural gas production
million cubic feet/day
Gas +4
million cubic feet/day
month over month
6,000
5,000
4,000
3,000
2,000
1,000
0
2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022
U. S. Energy Information Administration | Drilling Productivity Report
8

Figure 10.8: Niobrara Oil and Gas Production (Source: EIA)

Having survived the challenging environment of 2019 and 2020, Smart Sand's operations should continue to prove viable into the future notwithstanding a sustained and significant energy price collapse. Their low-cost mining scheme, advantaged transport to select basins, and high-quality product help to create an advantage compared with other NWS producers.

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JOHN T. BOYD COMPANY

11-1 JOHN T. BOYD COMPANY 11.0 CAPITAL, REVENUES, AND OPERATING COSTS 11.1 Introduction Smart Sand acquired the Utica operation from Eagle Materials on September 18, 2020. Smart Sand provided BOYD with production, sales, CapEx, and financial data for the period September 2020 through September 2021. BOYD will not present any pre-acquisition data for the Utica operation. 11.2 Historical Capital Expenditures Table 11.1 below, presents CapEx for the period September 2020 through September 2021. CapEx ($000) Year 2020* - Sep YTD 2021 257 Total** 257 *Utica acquired on September 18, 2020 **Utica operation only, excludes transload sites and other locatons/activities. Table 11.1: Historical Capital Expenditures 11.3 Historical Revenues and Operating Costs 11.3.1 Historical Sales Table 11.2 presents Smart Sand’s historical sales data for the period September 2020 through September 2021. Year 2020* SepYTD2021 Tons Sold (000) 106 564 Total Revenues ($000) (a) 2,256 11,553 Average Sales Price ($ per ton sold) 21.33 20.48 *Acquired in September 2020 Table 11.2: Historical Sales Statistics Figure 11.1 presents the product sizes sold as a percent of total tons sold. In 2021, about 65% of the tons sold consists of the finer size products, 40/70-mesh and finer, with

11-2 JOHN T. BOYD COMPANY about 35% of the products sold consisting of the coarser 20/40 and 30/50-mesh products. Figure 11.1: Product Size as a Percentage of Total Tons Sold Since the acquisition in September 2020 and through September 2021, the Utica operation has had only spot sales. In 2021, the Top 5 Customers (as a group) represented 91% of their total revenues. Table 11.3 presents Utica’s historical cash operating costs for the short year 2020, and September YTD 2021. Operating costs represent the costs incurred associated with the mining, ongoing reclamation, wet processing, dry processing, trucking to the off-site rail loadout, off-site rail loadout (Peru), and other related costs. $(000) $ per ton sold Cash Operating Costs Year 2020* SepYTD2021 Year 2020* SepYTD2021 Wages and benefits 566 3,391 5.35 6.15 Excavation 50 859 0.47 1.56 Utilities 134 1,061 1.26 1.93 Equipment 78 342 0.74 0.62 Maintenance 154 551 1.46 1.00 Peru Trucking - 1,075 - 1.95 Real Estate taxes - 415 - 0.75 Other Costs (a) (2) 49 (0.02) 0.09 Total Cash Operating Costs 980 7,742 9.27 14.05 Note Rounding Errors *Acquired in September 2020 Table 11.3: Historical Cost of Production 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% 70.0% 80.0% 90.0% Year 2020 Sep YTD 2021 Product Size as % of Tons Sold 30/50-Mesh and Coarser 40/70-Mesh 100-Mesh

11-3

11.4 Projected Production, Sales, and Costs

Smart Sand provided BOYD with production, sales, and cost projections for the Utica operation. We reviewed and adjusted the price and cost projections based on historical financial data. Forecasted financial data, product pricing, and costs are in 2021 constant dollars. BOYD opines that the production and financial projections are reasonable and are likely to be within ± 20% accuracy level.

11.4.1 Production and Sales Projections

Table 11.4 below, presents frac sand production projections for the years 2022 through 2027.

Table 11.4: Utica Production Projections

	Year 2022	Year 2023	Year 2024	Year 2025	Year 2026
ROM Production (000)	982	982	982	982	982
Wet Plant Feed	982	982	982	982	982
Processing Recovery (%)	84.0	84.0	84.0	84.0	84.0
Wet Plant Product	825	825	825	825	825
Dry Plant Feed	825	825	825	825	825
Processing Recovery (%)	97.0	97.0	97.0	97.0	97.0
Dry Plant Product	800	800	800	800	800

Annual forecasted ROM production is based on the dry plant producing 0.8 million tons per year of saleable product after a processing (wet and dry processing plant) loss of approximately 18.5%, as discussed in Chapter 6. Forecasted dry processing plant production is within the operation's current infrastructure capacities and capabilities.

Table 11.5 below, presents frac sand sales projections for the years 2022 through 2026.

Table 11.5: Utica Sales Projections

	Year 2022	Year 2023	Year 2024	Year 2025	Year 2026
Tons Sold (000)	800	800	800	800	800
40/70-Mesh and coarser	694	694	694	694	694
70/100-Mesh	106	106	106	106	106
Revenues ($000)	16,000	16,000	16,000	16,000	16,000
Product Pricing ($ per ton sold)					
Average Price for all products	20.00	20.00	20.00	20.00	20.00

Sales of the projected dry processing plant product are about 13% for 70/100-mesh product and approximately 87% for the remaining suite of products (20/40, 30/50, and

JOHN T. BOYD COMPANY

11-4

40/70-mesh). These are in-line with the reserve product size data provided by Smart Sand.

BOYD used a mine gate sales price of $20.00 per ton, which is slightly less than the current year (2021) average pricing of $20.48 per ton. BOYD opines that these are reasonable price projections, as they are in-line with Smart Sand's mine gate pricing data for 2021.

11.4.2 Operating Cost Projections

Table 11.6 below, presents the cash cost projections for the years 2022 through 2026. These projections were based on a review of prior year and current year cost, and Selling, General and Administrative (SG&A) data provided to BOYD by Smart Sand, as well as other information.

Table 11.6: Annual Cash Cost Projections

	Summary Cash Cost of Goods Sold ($000):				
Cash Operating Expense	Year 2022	Year 2023	Year 2024	Year 2025	Year 2026
Wages and benefits	4,800	4,800	4,800	4,800	4,800
Excavation	1,248	1,248	1,248	1,248	1,248
Utilities	1,544	1,544	1,544	1,544	1,544
Equipment	456	456	456	456	456
Maintenance	800	800	800	800	800
Peru Trucking	1,560	1,560	1,560	1,560	1,560
Real Estate taxes	600	600	600	600	600
Other Costs	72	72	72	72	72
Subtotal Cash Operating Expense	11,080	11,080	11,080	11,080	11,080
SG&A	1,136	1,136	1,136	1,136	1,136
Final Reclamation Escrow	54	54	54	54	54
Total Cash Cost of Goods Sold	12,270	12,270	12,270	12,270	12,270

BOYD notes that the Utica Property has no royalty expense as it is owned in fee.

Smart Sand provided BOYD with the current estimated final reclamation cost (approximately $8.6 million) of the Utica operation/sites. BOYD calculated a rate of approximately $0.07 per ton sold to recognize the current estimated cost over the life of the operation.

JOHN T. BOYD COMPANY

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Table 11.7 below, presents the above table's cost projections on a cost per ton sold basis for the years 2022 through 2026.

Table 11.7: Annual Dollars per Ton Sold Cash Cost Projections

	Summary Cash Cost of Goods Sold ($ per ton sold):				
Cash Operating Expense	Year 2022	Year 2023	Year 2024	Year 2025	Year 2026
Wages and benefits	6.00	6.00	6.00	6.00	6.00
Excavation	1.56	1.56	1.56	1.56	1.56
Utilities	1.93	1.93	1.93	1.93	1.93
Equipment	0.57	0.57	0.57	0.57	0.57
Maintenance	1.00	1.00	1.00	1.00	1.00
Peru Trucking	1.95	1.95	1.95	1.95	1.95
Real Estate taxes	0.75	0.75	0.75	0.75	0.75
Other Costs	0.09	0.09	0.09	0.09	0.09
Subtotal Cash Operating Expense	13.85	13.85	13.85	13.85	13.85
SG&A	1.42	1.42	1.42	1.42	1.42
Final Reclamation Escrow	0.07	0.07	0.07	0.07	0.07
Total Cash Cost of Goods Sold	15.34	15.34	15.34	15.34	15.34

11.4.3 Projected Capital Expenditures

Smart Sand provided BOYD with the annual sustaining CapEx estimate of $1 million, which includes maintenance of production equipment as well as other items for the operation.

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JOHN T. BOYD COMPANY

12-1 JOHN T. BOYD COMPANY 12.0 ECONOMIC ANALYSIS 12.1 Introduction Cash flow projections for the Utica operation have been generated from the proposed LOM production schedules, revenues, cost of goods sold (COGS), and CapEx estimates discussed in Chapter 11. A summary of the key assumptions used is provided below. • LOM ROM frac sand tons and product tons sold were based on the total frac sand reserve estimates discussed in Chapter 6 of this report. BOYD estimates that the Utica operation reserves would be depleted in Year 2182. • Forecasted revenues at the Peru off-site loadout (mine gate) are based on sales of 20/40, 30/50, 40/70, and 70/100-mesh size products to be delivered to its customer base in the various energy basins via the BNSF railway or other connecting rail carriers. • Operating and Other Costs (as discussed in Chapter 11) include: − Employee wages, and benefits. − Excavation. − Utilities. − Equipment. − Maintenance. − Peru Trucking Costs. − Real Estate Taxes. − Other Operating Expenses. − SG&A. • Reclamation costs include: − Final reclamation cost to reclaim the Utica operation/sites. • Capital Expenditures (as discussed in Chapter 11) include: − Sustaining/Maintenance. • Taxes are based on: − Federal Business Income Tax Rate of 21%. − Illinois Corporate Income and Replacement Tax Rate of 9.5% (reduced to 7.3% after Year 2024). • Adjustments used to determine After-Tax cash flows: − Current depreciation expense was provided by Smart Sand for the Utica operation.

12-2 JOHN T. BOYD COMPANY − Depreciation expense, for new fixed assets (from sustaining/maintenance CapEx), is based on a straight-line depreciation calculation using a 10-year asset life. − Operating losses, if any, are carried forward in the tax computation. 12.2 Economic Analysis BOYD prepared an economic analysis, as of January 1, 2022, for the Utica Operation using the production, sales, and financial projections presented in this report. Our analysis confirms that the operation generates positive cash flows (based on a 12% discount rate), on a pre-tax and after-tax basis, that supports the statement of frac sand reserves herein. 12.2.1 Cash Flow Analysis Table 12.1 below presents the pre-tax and after-tax cash flow projections based on the proposed LOM production schedule, revenue, COGS, CapEx and other estimates discussed above for the Utica operation. Summary Cash Flow Statement ($ 000) 2022 2032 2042 2052 2062 2072 2082 2092 2102 2112 2122 to 2031 to 2041 to 2051 to 2061 to 2071 to 2081 to 2091 to 2101 to 2111 to 2121 to 2182 Total Total Tons Sold (000) 8,000 8,000 8,000 8,000 8,000 8,000 8,000 8,000 8,000 8,000 48,811 128,811 Revenues 160,000 160,000 160,000 160,000 160,000 160,000 160,000 160,000 160,000 160,000 976,220 2,576,220 COGS 122,696 122,856 123,016 123,176 123,336 123,496 123,656 123,816 123,976 124,136 767,135 2,001,295 CapEx 10,000 10,000 10,000 10,000 10,000 10,000 10,000 10,000 10,000 10,000 61,014 161,014 Net Pre-Tax Cash Flow 27,304 27,144 26,984 26,824 26,664 26,504 26,344 26,184 26,024 25,864 148,071 413,911 Federal and State Income Taxes 2,856 7,681 7,636 7,591 7,546 7,501 7,455 7,410 7,365 7,320 40,631 110,992 After-Tax Net Cash Flow 24,448 19,463 19,348 19,233 19,118 19,003 18,889 18,774 18,659 18,544 107,441 302,920 Table 12.1: Summary Cash Flow Statement DCF-NPV on a pre-tax and after-tax basis, using discount rates of 10%, 12%, and 15%, were calculated utilizing the cash flows above. The DCF-NPV values used mid-year discounting and all cash flows were on a constant dollar basis.

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The pre-tax DCF-NPV ranges from approximately $19.5 million to $28.5 million. The after-tax DCF-NPV ranges from approximately $16.8 million to $23.8 million. Table 12.2 summarizes the results of the pre-tax and after-tax DCF-NPV analyses:

Table 12.2: DCF-NPV

	DCF-NPV ($ 000)		
	10%	12%	15%
Pre-Tax	28,531	24,013	19,483
After-Tax	23,797	20,347	16,824

Refer to Table 12.3 on the next page for the detailed LOM cash flow analysis and corresponding pre-tax and after-tax DCF-NPV analyses at a 12% discount rate.

BOYD notes that the NPV estimate was made for purposes of confirming the economic viability of the reported frac sand reserves and not for purposes of valuing Smart Sand, the Utica operation, or its assets. IRR and project payback were not calculated, as there was no initial investment considered in the financial model. Risk is subjective, as such, BOYD recommends that each reader should evaluate the project based on their own investment criteria.

12.2.2 Sensitivity Analyses

Sensitivity analyses for the pre-tax and after-tax cash flows considering changes to revenues and COGS/CapEx were prepared using discount rates of 10%, 12%, and 15%. Revenues were adjusted in increments of 5% and range from minus 20% to plus 20% of base revenues; the corresponding weighted average sales price would range from $16.00 per ton sold to $24.00 per ton sold, with the base price of $20.00 per ton sold as noted in Table 12.4 below.

Table 12.4: Sensitivity Analysis – Average Sales Prices

Average Sales Price $ per ton sold								
-20.0%	-15.0%	-10.0%	-5.0%	0.0%	5.0%	10.0%	15.0%	20.0%
16.00	17.00	18.00	19.00	20.00	21.00	22.00	23.00	24.00

Costs were adjusted in increments of 5% and range from minus 20% to plus 20% of base costs.

JOHN T. BOYD COMPANY

TABLE 12.3 PRE-TAX AND AFTER-TAX CASH FLOW ANALYSIS SMART SAND - UTICA OPERATION LaSalle County, Illinios Prepared For SMART SAND, INC By John T. Boyd Company Mining and Geological Consultants January 2022 2032 2042 2052 2062 2072 2082 2092 2102 2112 2122 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 to 2041 to 2051 to 2061 to 2071 to 2081 to 2091 to 2101 to 2111 to 2121 to 2182 Total Production Statistics (Tons 000): ROM Production off Fee Property 982 982 982 982 982 982 982 982 982 982 9,822 9,822 9,822 9,822 9,822 9,822 9,822 9,822 9,822 59,924 158,143 Processing Statistics (Tons 000): Wet Plant Feed 982 982 982 982 982 982 982 982 982 982 9,822 9,822 9,822 9,822 9,822 9,822 9,822 9,822 9,822 59,927 158,145 Processing Recovery (%) 84.0 84.0 84.0 84.0 84.0 84.0 84.0 84.0 84.0 84.0 84.0 84.0 84.0 84.0 84.0 84.0 84.0 84.0 84.0 84.0 84.0 Wet Plant Product 825 825 825 825 825 825 825 825 825 825 8,247 8,247 8,247 8,247 8,247 8,247 8,247 8,247 8,247 50,321 132,795 Dry Plant Feed 825 825 825 825 825 825 825 825 825 825 8,247 8,247 8,247 8,247 8,247 8,247 8,247 8,247 8,247 50,321 132,795 Processing Recovery (%) 97.0 97.0 97.0 97.0 97.0 97.0 97.0 97.0 97.0 97.0 97.0 97.0 97.0 97.0 97.0 97.0 97.0 97.0 97.0 97.0 97.0 Dry Plant Product 800 800 800 800 800 800 800 800 800 800 8,000 8,000 8,000 8,000 8,000 8,000 8,000 8,000 8,000 48,811 128,811 Overall Processing Recovery (%) 81.5 81.5 81.5 81.5 81.5 81.5 81.5 81.5 81.5 81.5 81.5 81.5 81.5 81.5 81.5 81.5 81.5 81.5 81.5 81.5 81.5 Sales and Financial Data: Saleable Product Tons Sold (000): 40/70-Mesh and coarser 693 693 693 693 693 693 693 693 693 693 6,930 6,930 6,930 6,930 6,930 6,930 6,930 6,930 6,930 42,250 111,550 70/100-Mesh 107 107 107 107 107 107 107 107 107 107 1,070 1,070 1,070 1,070 1,070 1,070 1,070 1,070 1,070 6,561 17,261 Total Tons Sold 800 800 800 800 800 800 800 800 800 800 8,000 8,000 8,000 8,000 8,000 8,000 8,000 8,000 8,000 48,811 128,811 Product Pricing ($ per ton) 40/70-Mesh and coarser 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 70/100-Mesh 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 Weighted Average 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 20.00 Revenues ($ 000) 40/70-Mesh and coarser 13,860 13,860 13,860 13,860 13,860 13,860 13,860 13,860 13,860 13,860 138,600 138,600 138,600 138,600 138,600 138,600 138,600 138,600 138,600 845,000 2,231,000 70/100-Mesh 2,140 2,140 2,140 2,140 2,140 2,140 2,140 2,140 2,140 2,140 21,400 21,400 21,400 21,400 21,400 21,400 21,400 21,400 21,400 131,220 345,220 Total Sales Revenues 16,000 16,000 16,000 16,000 16,000 16,000 16,000 16,000 16,000 16,000 160,000 160,000 160,000 160,000 160,000 160,000 160,000 160,000 160,000 976,220 2,576,220 COGS ($ 000): Cash Operating Expense: Wages and benefits 4,800 4,800 4,800 4,800 4,800 4,800 4,800 4,800 4,800 4,800 48,000 48,000 48,000 48,000 48,000 48,000 48,000 48,000 48,000 297,600 777,600 Excavation 1,248 1,248 1,248 1,248 1,248 1,248 1,248 1,248 1,248 1,248 12,480 12,480 12,480 12,480 12,480 12,480 12,480 12,480 12,480 76,145 200,945 Utilities 1,544 1,544 1,544 1,544 1,544 1,544 1,544 1,544 1,544 1,544 15,440 15,440 15,440 15,440 15,440 15,440 15,440 15,440 15,440 94,205 248,605 Equipment 456 456 456 456 456 456 456 456 456 456 4,560 4,560 4,560 4,560 4,560 4,560 4,560 4,560 4,560 28,272 73,872 Maintenance 800 800 800 800 800 800 800 800 800 800 8,000 8,000 8,000 8,000 8,000 8,000 8,000 8,000 8,000 48,811 128,811 Peru Trucking 1,560 1,560 1,560 1,560 1,560 1,560 1,560 1,560 1,560 1,560 15,600 15,600 15,600 15,600 15,600 15,600 15,600 15,600 15,600 95,181 251,181 Real Estate taxes 600 600 600 600 600 600 600 600 600 600 6,000 6,000 6,000 6,000 6,000 6,000 6,000 6,000 6,000 37,200 97,200 Other Costs 72 72 72 72 72 72 72 72 72 72 880 1,040 1,200 1,360 1,520 1,680 1,840 2,000 2,160 17,140 31,540 Total Cash Operating Expense 11,080 11,080 11,080 11,080 11,080 11,080 11,080 11,080 11,080 11,080 110,960 111,120 111,280 111,440 111,600 111,760 111,920 112,080 112,240 694,554 1,809,754 $ per ROM ton 11.28 11.28 11.28 11.28 11.28 11.28 11.28 11.28 11.28 11.28 11.30 11.31 11.33 11.35 11.36 11.38 11.39 11.41 11.43 11.59 11.44 $ per ton sold 13.85 13.85 13.85 13.85 13.85 13.85 13.85 13.85 13.85 13.85 13.87 13.89 13.91 13.93 13.95 13.97 13.99 14.01 14.03 14.23 14.05 S,G&A 1,136 1,136 1,136 1,136 1,136 1,136 1,136 1,136 1,136 1,136 11,360 11,360 11,360 11,360 11,360 11,360 11,360 11,360 11,360 69,312 182,912 $ per ton sold 1.42 1.42 1.42 1.42 1.42 1.42 1.42 1.42 1.42 1.42 1.42 1.42 1.42 1.42 1.42 1.42 1.42 1.42 1.42 1.42 1.42 Final Reclamation Escrow 54 54 54 54 54 54 54 54 54 54 536 536 536 536 536 536 536 536 536 3,269 8,629 $ per ton sold 0.07 0.07 0.07 0.07 0.07 0.07 0.07 0.07 0.07 0.07 0.07 0.07 0.07 0.07 0.07 0.07 0.07 0.07 0.07 0.07 0.07 Total COGS 12,270 12,270 12,270 12,270 12,270 12,270 12,270 12,270 12,270 12,270 122,856 123,016 123,176 123,336 123,496 123,656 123,816 123,976 124,136 767,135 2,001,295 $ per ton sold 15.34 15.34 15.34 15.34 15.34 15.34 15.34 15.34 15.34 15.34 15.36 15.38 15.40 15.42 15.44 15.46 15.48 15.50 15.52 15.72 15.54 EBITDA 3,730 3,730 3,730 3,730 3,730 3,730 3,730 3,730 3,730 3,730 37,144 36,984 36,824 36,664 36,504 36,344 36,184 36,024 35,864 209,085 574,925 $ per ton sold 4.66 4.66 4.66 4.66 4.66 4.66 4.66 4.66 4.66 4.66 4.64 4.62 4.60 4.58 4.56 4.54 4.52 4.50 4.48 4.28 4.46 CapEx ($ 000): Total CapEx 1,000 1,000 1,000 1,000 1,000 1,000 1,000 1,000 1,000 1,000 10,000 10,000 10,000 10,000 10,000 10,000 10,000 10,000 10,000 61,014 161,014 Net Pre-Tax Cash Flow 2,730 2,730 2,730 2,730 2,730 2,730 2,730 2,730 2,730 2,730 27,144 26,984 26,824 26,664 26,504 26,344 26,184 26,024 25,864 148,071 413,911 Federal Income and State Franchise Taxes 196 166 147 183 293 266 238 209 387 772 7,681 7,636 7,591 7,546 7,501 7,455 7,410 7,365 7,320 40,631 110,992 After-Tax Net Cash Flow 2,534 2,565 2,584 2,547 2,437 2,464 2,493 2,521 2,344 1,958 19,463 19,348 19,233 19,118 19,003 18,889 18,774 18,659 18,544 107,441 302,920 DCF-NPV Analysis: Pre-Tax Discounted Cash Flows at 12% 2,580 2,304 2,057 1,836 1,640 1,464 1,307 1,167 1,042 930 5,226 1,673 535 171 55 18 6 2 1 0 24,013 Cumulative Pre-Tax Discounted Cash Flows at 12% 2,580 4,884 6,940 8,777 10,416 11,880 13,187 14,354 15,396 16,327 21,553 23,225 23,761 23,932 23,987 24,005 24,010 24,012 24,013 24,013 After-Tax Dis\counted Cash Flows at 12% 2,395 2,164 1,946 1,713 1,463 1,321 1,193 1,078 894 667 3,747 1,199 384 123 39 13 4 1 0 0 20,347 Cumulative After-Tax Discounted Cash Flows at 12% 2,395 4,559 6,505 8,218 9,682 11,003 12,196 13,274 14,168 14,836 18,583 19,782 20,166 20,289 20,328 20,341 20,345 20,346 20,347 20,347 12-4 JO H N T. B O Y D C O M PA N Y

12-5 JOHN T. BOYD COMPANY 12.2.2.1 Pre-Tax Sensitivity Analyses The following three tables (Tables 12.5–12.7) summarize the results of the pre-tax sensitivity analyses performed, which utilize discount rates of 10%, 12%, and 15% and incorporate the changes to revenue and COGS/CapEx discussed above: Table 12.5: Pre-Tax DCF-NPV at 10% Pre-Tax DCF-NPV @ 10% (US$ millions) -20.0% -15.0% -10.0% -5.0% 0.0% 5.0% 10.0% 15.0% 20.0% -20.0% 22.8 31.2 39.6 48.0 56.4 64.7 73.1 81.5 89.9 -15.0% 15.8 24.2 32.6 41.0 49.4 57.8 66.2 74.6 83.0 -10.0% 8.9 17.3 25.7 34.1 42.4 50.8 59.2 67.6 76.0 -5.0% 1.9 10.3 18.7 27.1 35.5 43.9 52.3 60.7 69.0 0.0% (5.0) 3.4 11.8 20.1 28.5 36.9 45.3 53.7 62.1 5.0% (12.0) (3.6) 4.8 13.2 21.6 30.0 38.4 46.7 55.1 10.0% (18.9) (10.6) (2.2) 6.2 14.6 23.0 31.4 39.8 48.2 15.0% (25.9) (17.5) (9.1) (0.7) 7.7 16.1 24.4 32.8 41.2 20.0% (32.9) (24.5) (16.1) (7.7) 0.7 9.1 17.5 25.9 34.3 CO G S an d Ca pE x Revenues Table 12.6: Pre-Tax DCF-NPV at 12% Pre-Tax DCF-NPV @ 12% (US$ millions) -20.0% -15.0% -10.0% -5.0% 0.0% 5.0% 10.0% 15.0% 20.0% -20.0% 19.2 26.3 33.3 40.4 47.4 54.5 61.5 68.6 75.6 -15.0% 13.3 20.4 27.5 34.5 41.6 48.6 55.7 62.7 69.8 -10.0% 7.5 14.6 21.6 28.7 35.7 42.8 49.8 56.9 63.9 -5.0% 1.6 8.7 15.8 22.8 29.9 36.9 44.0 51.0 58.1 0.0% (4.2) 2.8 9.9 17.0 24.0 31.1 38.1 45.2 52.2 5.0% (10.1) (3.0) 4.1 11.1 18.2 25.2 32.3 39.3 46.4 10.0% (15.9) (8.9) (1.8) 5.3 12.3 19.4 26.4 33.5 40.5 15.0% (21.8) (14.7) (7.7) (0.6) 6.5 13.5 20.6 27.6 34.7 20.0% (27.6) (20.6) (13.5) (6.4) 0.6 7.7 14.7 21.8 28.8 Revenues CO G S an d Ca pE x Table 12.7: Pre-Tax DCF-NPV at 15% Pre-Tax DCF-NPV @ 15% (US$ millions) -20.0% -15.0% -10.0% -5.0% 0.0% 5.0% 10.0% 15.0% 20.0% -20.0% 15.6 21.3 27.0 32.7 38.5 44.2 49.9 55.6 61.3 -15.0% 10.8 16.6 22.3 28.0 33.7 39.4 45.2 50.9 56.6 -10.0% 6.1 11.8 17.5 23.3 29.0 34.7 40.4 46.1 51.8 -5.0% 1.3 7.1 12.8 18.5 24.2 29.9 35.7 41.4 47.1 0.0% (3.4) 2.3 8.0 13.8 19.5 25.2 30.9 36.6 42.4 5.0% (8.1) (2.4) 3.3 9.0 14.7 20.5 26.2 31.9 37.6 10.0% (12.9) (7.2) (1.4) 4.3 10.0 15.7 21.4 27.2 32.9 15.0% (17.6) (11.9) (6.2) (0.5) 5.2 11.0 16.7 22.4 28.1 20.0% (22.4) (16.7) (10.9) (5.2) 0.5 6.2 11.9 17.7 23.4 Revenues CO G S an d Ca pE x

12-6 JOHN T. BOYD COMPANY 12.2.2.2 After-Tax Sensitivity Analyses The following three tables (Tables 12.8–12.10) summarize the results of the after-tax sensitivity analyses performed, which utilize discount rates of 10%, 12%, and 15% and incorporate the changes to revenues and COGS/CapEx discussed above: Table 12.8: After-Tax DCF-NPV at 10% After-Tax DCF-NPV @ 10% (US$ millions) -20.0% -15.0% -10.0% -5.0% 0.0% 5.0% 10.0% 15.0% 20.0% -20.0% 19.9 25.9 31.9 37.8 43.8 49.8 55.7 61.7 67.7 -15.0% 14.4 20.9 26.9 32.8 38.8 44.8 50.7 56.7 62.7 -10.0% 8.6 15.5 21.9 27.8 33.8 39.8 45.7 51.7 57.7 -5.0% 1.9 9.8 16.6 22.8 28.8 34.8 40.7 46.7 52.7 0.0% (5.0) 3.4 11.0 17.7 23.8 29.8 35.7 41.7 47.7 5.0% (12.0) (3.6) 4.8 12.2 18.8 24.8 30.7 36.7 42.7 10.0% (18.9) (10.6) (2.2) 6.1 13.3 19.8 25.7 31.7 37.7 15.0% (25.9) (17.5) (9.1) (0.7) 7.4 14.5 20.7 26.7 32.7 20.0% (32.9) (24.5) (16.1) (7.7) 0.7 8.7 15.6 21.7 27.7 Revenues CO G S an d Ca pE x Table 12.9: After-Tax DCF-NPV at 12% After-Tax DCF-NPV @ 12% (US$ millions) -20.0% -15.0% -10.0% -5.0% 0.0% 5.0% 10.0% 15.0% 20.0% -20.0% 17.1 22.1 27.1 32.2 37.2 42.2 47.2 52.2 57.2 -15.0% 12.4 17.9 22.9 28.0 33.0 38.0 43.0 48.0 53.0 -10.0% 7.3 13.3 18.7 23.7 28.8 33.8 38.8 43.8 48.8 -5.0% 1.6 8.4 14.3 19.5 24.6 29.6 34.6 39.6 44.6 0.0% (4.2) 2.8 9.4 15.2 20.3 25.4 30.4 35.4 40.4 5.0% (10.1) (3.0) 4.0 10.4 16.1 21.2 26.2 31.2 36.2 10.0% (15.9) (8.9) (1.8) 5.2 11.4 16.9 22.0 27.0 32.0 15.0% (21.8) (14.7) (7.7) (0.6) 6.3 12.4 17.8 22.8 27.8 20.0% (27.6) (20.6) (13.5) (6.4) 0.6 7.4 13.4 18.6 23.6 Revenues CO G S an d Ca pE x Table 12.10: After-Tax DCF-NPV at 15% After-Tax DCF-NPV @ 15% (US$ millions) -20.0% -15.0% -10.0% -5.0% 0.0% 5.0% 10.0% 15.0% 20.0% -20.0% 14.2 18.3 22.4 26.4 30.5 34.5 38.6 42.6 46.7 -15.0% 10.3 14.9 18.9 23.0 27.1 31.1 35.2 39.2 43.3 -10.0% 6.0 11.1 15.5 19.6 23.6 27.7 31.8 35.8 39.9 -5.0% 1.3 6.9 11.9 16.2 20.2 24.3 28.4 32.4 36.5 0.0% (3.4) 2.3 7.8 12.7 16.8 20.9 24.9 29.0 33.1 5.0% (8.1) (2.4) 3.3 8.6 13.4 17.5 21.5 25.6 29.6 10.0% (12.9) (7.2) (1.4) 4.3 9.5 14.1 18.1 22.2 26.2 15.0% (17.6) (11.9) (6.2) (0.5) 5.2 10.3 14.7 18.8 22.8 20.0% (22.4) (16.7) (10.9) (5.2) 0.5 6.1 11.1 15.4 19.4 Revenues CO G S an d Ca pE x Q:\ENG_WP\3555.021 - SS S-K 1300\WP\RPT\Section II - Utica Reserves\CH-12 - Economic Analysis.docx

13-1 JOHN T. BOYD COMPANY 13.0 PERMITTING AND COMPLIANCE 13.1 Permitting The Illinois Department of Natural Resources (IDNR) requires a Surface Mining Permit for all operations that affect over 10 acres per year by mining or remove more than 10 ft of overburden (soil on top of the rock or mineral being extracted). A Surface Mining Permit application requires the operator to submit an operating plan that illustrates how the land will be affected by mining operations as well as a reclamation plan that describes how the mined land will be restored for future use. The mine reclamation plan must be submitted for review to the LaSalle County Board. If the County Board requests, a public hearing will be scheduled by the IDNR to receive comments on the proposed reclamation plan. The Utica operation has a current IDNR permit. Air emissions at the Utica facility are regulated by the Illinois Environmental Protection Agency. A Title V permit for air emissions is currently issued to Northern White Sand Company (Permit # 170090027), the company that filed the permit application prior to Smart Sand’s acquisition. 13.2 Compliance Mine safety is regulated by the federal government by MSHA as are all surface mining operations. MSHA inspects the facilities a minimum of twice yearly. Smart Sand’s safety record compares favorably with its regional peers. Based on our review of information provided by Smart Sand and available public information, it is BOYD’s opinion that the Utica Mine’s record of compliance with applicable mining, water quality, and environmental regulations is generally typical for that of the industry. BOYD is not aware of any regulatory violation or compliance issue which would materially impact the frac sand reserve estimate. q:\eng_wp\3555.021 - ss s-k 1300\wp\rpt\section ii - utica reserves\ch-13 - permitting and compliance.docx

14-1 JOHN T. BOYD COMPANY 14.0 INTERPRETATION AND CONCLUSIONS 14.1 Findings Based on our independent technical review and geoscientific study of the Utica Mine, BOYD concludes: • Sufficient data have been obtained through the site exploration and sampling program and mining operations to support the geological interpretations of seam thickness, grain size distribution and API quality for the portions of the sand underlying the controlled property. The data are of sufficient quantity and reliability to reasonably support the sand resource and sand reserve estimates in this technical report summary. • Estimates of proppant sand reserves reported herein are reasonably and appropriately supported by technical studies, which consider mining plans, revenue, and operating and capital cost estimates. • The 128.8 million product tons of frac sand reserves (as of December 31, 2021) identified on the property are economically extractable under reasonable expectations of market volumes and pricing for proppant sand products, estimated operation costs, and capital expenditures. • There is no other relevant data or information material to the Utica Mine that is necessary to make this technical report summary not misleading. 14.2 Significant Risks and Uncertainties As with any mining project there are certain inherent risks associated with the overall operation of a facility. Smart Sand has sufficiently mitigated operational risk through obtaining sufficient geologic sampling information and analysis. Additionally, Smart Sand has engineered the processing plant to include parallel duplicate process circuits which significantly increases plant availability. However, it should be noted that frac sand is generally marketed exclusively to the energy industry which has historically been a volatile industry. q:\eng_wp\3555.021 - ss s-k 1300\wp\rpt\section ii - utica reserves\ch-14 - conclusions.docx